SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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ZHONGCHAI MACHINERY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZHONGCHAI MACHINERY, INC.
224 Tianmushan Road
Zhongrong Chengshi Huayuan 5-1-602
Zhangzhou, P.R. China 310007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MAY __, 2011

A Special Meeting of Stockholders of Zhongchai Machinery, Inc. will be held on ________, May __, 2011 at 9:00 a.m. at 173 Yugu Lu, Zhongtian Dasha, 16-L, Hangzhou, 310007 China, for the following purposes:

1.   To approve a reverse split of the outstanding common stock of the company, at the rate of one share into 1/120th of one share, with a cash payment for fractional shares of holders of less than one share, and a rounding up of fractional shares of holders with one or more shares after the reverse split; and

2.   To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The transfer books will not be closed for the Special Meeting. The Board of Directors has fixed the close of business on May __, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting of Stockholders, or any adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the Special Meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Peter Wang,
President

Hangzhou, China
May ___, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS SPECIAL MEETING TO BE HELD ON MAY ----, 2011 — THE PROXY STATEMENT IS AVAILABLE AT HTTP://WWW.ZHONGCHAIMACHINERY.COM.

ZHONGCHAI MACHINERY, INC.
224 Tianmushan  Road
Zhongrong Chengshi  Huayuan 5-1-602
Hangzhou, P.R. China 310007
Telephone Number: 904-418-9133

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY __, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our Board of Directors to be used at the Special Meeting of Stockholders (“Special Meeting”) to be held at 9:00 a.m. on ____, May __, 2011 and any adjournments thereof for the following purposes:

1.           To approve a reverse split of the outstanding common stock of the company, at the rate of one share into 1/120th of one share, with a cash payment for fractional shares of holders of less than one share, and a rounding up of fractional shares of holders with one or more shares after the reverse split (“Reverse Stock Split”); and

2.           To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Special Meeting will be held at 173 Yugu Lu, Zhongtian Dasha, 16-L, Hangzhou, 310007 China. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about May __, 2011.

Record Date and Voting Securities

Our Board of Directors has fixed the close of business on May __, 2011, as the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting. As of May __, 2011, we had issued and outstanding 27,613,019 shares of common stock, par value $.001 per share. Each stockholder is entitled to one vote for each share of common stock registered in his or her name on the record date.

Voting and Revocation of Proxies

Proxies in the form enclosed are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy. If no instructions are given, proxies returned by stockholders will be voted FOR the proposal to effect a reverse stock split of the outstanding shares of common stock, at the rate of one issued share into 1/120th of a share of common stock.. With respect to any other proposal that properly comes before the Special Meeting, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. Any proxy may be revoked by written notice received by our corporate Secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy, or by attending the Special Meeting and voting in person. Attendance by a stockholder at the Special Meeting does not alone serve to revoke his or her proxy.

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will not be considered shares present and entitled to vote on the matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

The approval of the reverse stock split proposal must be approved by the affirmative vote of a majority of the shares outstanding.  Abstentions from voting with respect to the proposal will have the same effect as a vote against the proposal.  Shares deemed present at the meeting but not entitled to vote because of either stockholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal and will have the effect of a vote against the proposal.

All other matters that may be brought before the stockholders must be approved by the affirmative vote of a majority of the votes cast at the meeting, unless the governing corporate law requires otherwise. Abstentions from voting are counted as “votes cast” with respect to the proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote because of either stockholder withholding or broker non-vote are not deemed “votes cast” with respect to the proposal, and therefore will have no effect on the vote.

Solicitation of Proxies

We are soliciting the proxies of stockholders pursuant to this proxy statement. We will bear the cost of this proxy solicitation. In addition to solicitations of proxies by use of the mail, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone. We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

Although your vote is important, and we encourage each and every stockholder to vote in this matter, it is management’s understanding that there is one stockholder that holds 63.13% of all the outstanding shares of common stock entitled to vote on the reverse stock split proposal, whose vote will be determinative on the matter.  Additionally, management persons, through Mr. Peter Wang, the president of the Company, has the right to vote 14.92% of all the outstanding shares of common stock entitled to vote on the reverse stock split, and it is anticipated that these shares will be voted to approve the reverse stock split proposal.

Adjournment or Postponement

The special meeting may be postponed.  Any adjournment may be made without notice, other than by an announcement made at the special meeting.  The favorable vote of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the adjournment proposal, may adjourn the meeting.  Any adjournment or postponement of the special meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.  Stockholders are not being asked to provide discretionary authority to postpone or adjourn the special meeting in order for additional proxies to be solicited.

Annual Report

Our Amended Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which contains our audited financial statements, is not required to be mailed with this report.  However, the audited financial statements of that Amended Annual Report are incorporated by reference into this document, along with the unaudited financial statements for the quarter ended December 31, 2010.  We will provide to you copies of the Amended Annual Report and most recent quarterly report, and if specifically requested the exhibits thereto upon payment of a fee of $0.25 per page, plus $25.00 postage and handling charge, upon a written request to the Secretary, 224 Tianmushan Road, Zhongrong Chengshi Huayuan 5-1-602, Zhangzhou, P.R. China 310007.

Availability of Proxy Materials

This Proxy Statement and the related materials for the special meeting to be held on May __, 2011, are available at HTTP://WWW.ZHONGCHAIMACHINERY.COM.

PROPOSAL NO. 1:  AUTHORIZATION OF REVERSE STOCK SPLIT

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

Reverse Stock Split.

The following summarizes the material terms of the terms of the Reverse Stock Split, which has been approved by Messrs. Rong Shi and Chris X. Chen, the two members of the Board of Directors of the Company who are independent directors (“Independent Directors”), and, upon their recommendation to the full Board of Directors, unanimously approved by the full Board of Directors.  The section of this Proxy Statement entitled "DISCUSSION OF THE TERMS OF THE REVERSE STOCK SPLIT" provides a more detailed discussion of the Reverse Stock Split. You are urged to carefully review the more detailed information appearing elsewhere in, and accompanying, this Proxy Statement.

Basic Procedures for Effecting the Reverse Stock Split.

As used throughout this Proxy Statement, the term "Reverse Stock Split" refers to a transaction consisting of the following steps:

o   Distribution of this Proxy Statement to all the stockholders of record and beneficially held through “street name” positions.

o   Receiving proxies and holding a special meeting of the stockholders in respect of the vote on the Reverse Stock Split.

 o   Filing the Amendment to the Certificate of Incorporation with the Secretary of State of the State of Nevada.

o   The Reverse Stock Split will take effect on the date, referred to as the “effective date” that the Company files the Articles of Amendment to its certificate of incorporation with the Secretary of State of the State of Nevada and effecting the Reverse Stock Split with FINRA.

o   At 6:00 p.m.  E.S.T. on the effective date, the Company will effect a 1-for-120  reverse stock split.  Any stockholder owning less than 120 shares of Common Stock will receive cash in exchange for such shares (referred to herein as "Cashed-Out Shares") in the amount of $0.56 for each share held immediately before the effective date of the Reverse Stock Split and will no longer be a stockholder of the Company.

o   Any stockholder owning 120 or more shares of Common Stock at 5:59 p.m. on the effective date (referred to herein as "Continuing  Shares") will be deemed to own one one-hundred-twentieth (1/120th) of a share (referred to herein as "Reverse Split Shares") for each Continuing Share.  If the Continuing Shares include a fraction, then the fraction will be rounded up to the next whole share.

o   Within 10 days after the effective date of the Reverse Stock Split, the Company will mail to all the record and beneficial stockholders the required state law notice under the provisions relating to dissenters rights, and mail other information to the record holders with respect to the method by which they may present their stock certificates to, Olde Monmouth Stock Transfer Company, Inc.,  the Company’s transfer agent (“Transfer Agent”) for payment.

(For a more detailed discussion of the basic procedures relating to dissenters rights, see “DISCUSSION OF THE TERMS OF THE REVERSE STOCK SPLIT  “- Effects of the Reverse Stock Split,” and “- Additional Information Regarding the Reverse Stock Split – Appraisal Rights.”)

Material Terms of the Reverse Stock Split.

Purposes/Reasons.

o  The Reverse Stock Split has been recommended by the Board of Directors, after determination by the Independent Directors, to enable the Company to terminate the registration of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act"). Deregistration will result in the suspension of the Company's duty to file periodic reports with the Securities and Exchange Commission ("SEC") and the cessation of the Company's classification as a public reporting company.

o   To facilitate the goal of deregistration, the Reverse Stock Split has been designed to allow the Company to acquire, for cash, the equity positions of a sufficient number of its smaller stockholders so that, immediately after the Reverse Stock Split, the Company will have less than 300 stockholders of record. Dropping below the 300 stockholder threshold is a prerequisite to deregistration under the Exchange Act.

 (For more detailed discussion of the purposes of and reasons for the Reverse Stock Split, see "DISSCUSION OF THE TERMS OF THE REVERSE STOCK SPLIT - Purposes of the Reverse Stock Split"  and   "- Reasons for the Reverse Stock Split.")

Cash Consideration.

In connection with the Reverse Stock Split, the Board of Directors, upon the recommendation of the Independent Directors and supported by a fairness opinion of The Mentor Group, has set the cash consideration to be paid to cashed out stockholders at $0.56 per share of Common  Stock held immediately prior to the effective date, which amount is (i) greater than the Common Stock's reported closing market price of $0.45, and a 24% premium over that per share closing price, on March 16, 2011, the date before the Independent Directors met to determine to proceed with the Reverse Stock Split, and (ii) greater than the reported closing market price on March 14, 2011, which was $0.45, the last trading day on which there was an actual sale, before the Independent Directors met to determined to proceed with the Reverse Stock Split.  This amount also is at the median range of the value of a share of Common Stock based on data supplied by The Mentor Group, a valuation firm, engaged by the Company to provide a fairness opinion with respect to the price per share to be paid to the cashed out stockholders.

It should be noted that during the twelve months prior to March 16, 2011, the closing market price of a share of Common Stock fluctuated between a low of $0.12 in May 2010 and a high of $0.72 in December 2010 and again in January 2011.  In the same period there were 17 days on which the Common Stock traded at reported closing prices of more than $0.56, and two of those 17 days reported actual trades at $0.72.  The reported closing price of $0.72 per share was the highest achieved during the last three years.  From January 7, 2011, the day after the last reported closing high of $0.72, to March 16, 2011, the reported closing price range was from a low of $0.29 to a high of $0.55.  Additionally, on May ___, 2011, the reported closing price of a share of Common Stock was $0.____.

(For more detailed discussion of the cash consideration for the Reverse, see "DISCUSSION OF THE TERMS OF THE REVERSE STOCK SPLIT - Fairness of the Transaction – Cash Consideration.")

Benefits.

The principal benefits considered by the Board of Directors in determining that the consummation of the Reverse Stock Split would be in the best interests of the Company and the holders of the Continuing Shares include the following:

o   Anticipated  annual cost savings of approximately $308,000 per year, based on the fiscal year ended June 30, 2010, resulting from the suspension of the Company's periodic reporting obligations under the Exchange  Act (which as of December 31, 2010, the savings represents .03% of “gross revenues,” or 24% of “income before provision for income taxes,” or 29% of “net income”, based on the unaudited financial statements of the Company);

o   Time savings resulting from the Company's management no longer being required to prepare an annual audited and other periodic reports required of public companies under the Exchange Act and no longer being required to manage stockholder relations and communications  pursuant to the mandates of the Exchange Act;

o   Cost savings resulting from the Company not having to obtain and pay premiums for directors and officers insurance;

o   Greater control over the dissemination of certain business information that is currently disclosed in the Company's periodic reports filed with the SEC, and which is thereby made  available to the Company's competitors, vendors, customers, and other interested parties; and

o   Greater operational flexibility that should allow the Company to focus on long-term growth and maximization of stockholder value without an undue emphasis on quarter-to-quarter earnings and short-term fluctuations in the market price of its Common Stock.

The benefits considered by the Board of Directors to the Cashed-Out Stockholders includes the following:

o  Receipt of a cash payment for their Cashed-Out Shares.

o  No service charges or brokerage commissions will be paid in connection with the cash out payment.

(For more detailed discussion of the benefits of the Reverse Stock Split, see "DISSCUSIOM OF THE TERMS OF THE REVERSE STOCK SPLIT – Fairness of the Transaction – Factors in Support of the Reverse Stock Split.")

Disadvantages

The Board of Directors considered the disadvantages to the Company and holders of the Continuing Shares in determining that the consummation of the Reverse Stock Split would be in the best interests of the Company and its stockholders include the following:

o   There is likely to be a significantly reduced market, if any, for the Common Stock in light of the fact that the shares might not trade actively, or at all, on any public market because of the reduced number of stockholders and the planned deregistration from the reporting requirements of the Exchange Act. The absence of a market for the Common Stock will likely result in a market decline in the market  price/value of the shares and limit the ability of a Continuing Stockholder to sell their Common Stock in the future.

o   The Company will no longer continue to report or be subject to the compliance requirements of the Exchange Act, although the Company plans on sending to stockholders a reviewed balance sheet and income statement each year.  The provisions of the Sarbanes-Oxley Act (“SOX”) and the liability provisions of the Exchange Act will no longer be applicable to the Company or the officers.  The absence of public visibility afforded by the periodic reports filed under the Exchange Act will limit the information available to stockholders and investors.  Additionally, the officers, directors and 5% and greater stockholders will not be required to make disclosure under the Exchange Act with respect to their securities holdings in and transactions in securities of the Company.

o   The Company may lose the prestige of having been an SEC public reporting company.

o   Fractional shares held by the Continuing Stockholders as a result of the Reverse Stock Split will be rounded up to the next whole share.

The Board of Directors considered the disadvantages to the holders of the Cashed-Out Stockholders, including the following:

o   Cashed-Out Stockholders will not participate in the future growth of the Company.  These stockholders will not be able to realize any value on their shares at time of their choosing.

o   Cashed-Out Stockholders may have to recognize a gain or loss for income or capital tax purposes.

o   Cashed-Out Stockholders may receive less than the market price of a share of Common Stock, as the stock price in the past has been greater than the price being paid in the Reverse Stock Split.

(For more detailed discussion of the benefits of the Reverse Stock Split, see "DISSCUSION OF THE TERMS OF THE REVERSE STOCK SPLIT – Fairness of the Transaction - Factors Not in Support of the Reverse Stock Split.")

Other Considerations.

In making its determination and recommendation to pursue the Reverse Stock Split, the Board of Directors also focused on the fact that, primarily due to the Common Stock's limited liquidity and a Common Stock market price of less than $1.00 for several years, the Company has not realized many of the benefits that typically accrue to public companies. The Board of Directors also believes that the Company's stockholders have not benefited proportionately from the costs associated with maintaining the Company's status as a public reporting company.  For example, (i) the Common Stock has only traded in small volumes and on some days, not at all,  (ii) the market price during the last couple of years has been consistently low, below $1.00, (iii) the Common Stock is a “penny stock,” which results in reduced market activity because the rule imposes extra duties on brokers with respect to transactions in the security, (iv) because of the low price and low volume, and the penny stock limitations, there are a lack of market makers and analysts following the Company's performance, (v) because of the low stock price, many institutional investors are not willing to invest in the Company, and (vi) there is a practical limitation of the ability of the Company's stockholders to sell relatively large blocks of Common Stock in the open market without significantly depressing the market price.  The Company has not been able to upgrade to a national stock exchange which would facilitate financing opportunities as it has become more difficult in recent years to attract equity investment in non-exchange traded securities.  Additionally, the absence of an active trading market and a low stock price have limited the ability of the Company to use its equity to attract, retain and motivate employees and to use the equity securities as currency for acquisitions.

(For more detailed  discussion of other  considerations  in connection with the Reverse Stock Split, see "DISCUSSION OF THE TERMS OF THE REVERSE STOCK SPLIT - Reasons for the Reverse Stock Split" and   "-  Fairness of the Transaction.")

Independent Analysis of Consideration.

The Company, at the request of the Independent Directors, engaged The Mentor Group and obtained from The Mentor Group a fairness opinion addressed to the Board of Directors and analysis of the per share value of the Company to help the Independent Directors to determine the amount to be paid to stockholders that would be cashed-out if the Reverse Stock Split was recommended and pursued.

(For more detailed  discussion of other  considerations  in connection with the Reverse Stock Split, see "DISCUSSION OF THE TERMS OF THE REVERSE STOCK SPLIT - Fairness of the Transaction – Reports and Opinions.")

Determination of the Board of Directors.

The Independent Directors fully considered the terms, purposes, alternatives and effects of the Reverse Stock Split.  Based on the Independent Directors and the Board of Directors review, they each unanimously determined that the Reverse Stock Split to be in the best interests of the Company and its stockholders, and to be substantively and procedurally fair to unaffiliated stockholders of the Company, including those stockholders who will be cashed out as a result of the transaction as well as to those who will remain as stockholders after the transaction. Such decision principally is based on the amount of the cash consideration being paid in respect of fractional interests and the fact that it is at a 24.44% premium to the reported closing market price of a share of Common Stock on March 16, 2011, the day immediately prior to the determination of the Board of Directors to pursue the Reverse Stock Split and a similar premium to the reported closing market price of a share of Common Stock on March 14, 2011, the day on which there was an actual reported sale prior to the determination date.  Additionally, the decision was based on the following factors:

          o   The anticipated cost savings due to the elimination of the disclosure, reporting and compliance requirements of the Company under the Exchange Act and the related costs associated with being a public company.

           o   The oral analysis and written fairness opinion provided to the Independent Directors by The Mentor Group.

           o   The opportunity of the smaller stockholders being able to obtain cash for their shares in light of the very limited current public market for the Common Stock, without incurring brokerage commissions.

           o   The fact that the Reverse Stock Split will not treat the officers, directors and greater than 10% stockholders any differently than the other Continuing Stockholders.  Moreover, there is the opportunity for stockholders that will be potentially cashed out to obtain additional shares to retain their ownership stake in the Company prior to the effective date.

           o   The fact that Nevada law provides to the Cashed-Out Stockholders dissenters rights to obtain an appraisal value of their Common Stock, if they disagree with the determination of the Board of Directors on the amount payable to those stockholders, which can be considered a check on the decision of the Independent Directors and the Board of Directors.

(For more detailed  discussion of other  considerations  in connection with the Reverse Stock Split, see "DISCUSSION OF THE TERMS OF THE REVERSE STOCK SPLIT - Reasons for the Reverse Stock Split,"  "-  Fairness of the Transaction" “- Fairness of the Transaction – Reports and Opinions” and “Additional Information Regarding the Reverse Stock Split – Appraisal Rights.”)

DISCUSSION OF TERMS OF REVERSE STOCK SPLIT

Purposes of the Reverse Stock Split.

The Independent Directors and the Board of Directors have determined that the cost of being an SEC reporting company currently outweighs the benefits and, thus, it is no longer in the best interests of the Company or the stockholders, including the unaffiliated stockholders, for the Company to remain an SEC reporting company.  Accordingly, the Company is pursuing a course of action that will authorize a reverse stock split of the Common Stock, with the result of reducing the number of stockholders of the Company. Once that number is reduced below 300 holders, the Company will seek deregistration from the Exchange Act.  By no longer being a reporting company under the Exchange Act, it is expected that there will be cost savings by the elimination of the many different expenses and administrative burdens related to being an SEC reporting company.

The Board of Directors believes that the public marketplace has little interest in public companies with very small market capitalizations and a limited amount of shares available for public trading.  Our Common Stock is a “penny stock” and experiences a limited trading volume with no trading on many days. As such, institutional investors are not willing to consider investing in the Common Stock. In the current conditions, the Board of Directors believes it is unlikely that the Common Stock will achieve sufficient trading volume so as to create a significantly active and liquid market.  These factors also adversely impact the ability of the Company to find funding for its operations through its equity or equity based securities and limit the Company’s ability to attract employees and consultants with the prospect of stock based compensation. It is difficult for the Company, as a smaller company facing the challenges of limited financial and managerial resources, to recruit executives from large public companies who are not accustomed to the circumstances of a small public company.

While many of the factors that were considered in the decision have existed for several years, the decision was undertaken at this time, as opposed to another time, because of the ongoing escalation in regulatory burdens and associated compliance costs for public reporting companies, as discussed in more detail below.  These factors, when coupled with the fact that the Company was not obtaining offsetting benefits from being a public reporting company, in the opinion of the Independent Directors and the Board of Directors, supported the decision to pursue the Reverse Stock Split.

The Reverse Stock Split is designed to acquire, for cash, the equity interests in the Company of those stockholders who, as of the effective date of the Reverse Stock Split, own less than 120 shares of Common Stock.  The general purposes of the transaction are as follows:

•	To eliminate the administrative costs of maintaining smaller stockholder accounts and being a public reporting company;

•
To allow smaller stockholders to receive cash for their shares of Common Stock without having to pay brokerage commissions (the Company will pay all transaction costs in connection with the Reverse Stock Split); and

•
To reduce the Company's number of stockholders of record to less than 300, which will permit the Company to terminate the registration of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and to suspend the Company's duty to file periodic reports with the SEC.

Reasons for the Reverse Stock Split.

Annual Cost Savings.  The Company incurs direct and in direct costs in complying with the filing, reporting and compliance requirements for public companies under the Exchange Act.  The direct costs include, legal fees, accounting costs by a PCAOB registered accounting firm, SOX compliance costs, Edgarization expenses, including XBRL expenses, transfer agent expenses, and premiums for directors and officers insurance policies, among other things.  The indirect costs include the time expended by the Company's executive officers in preparing and reviewing the Company's public reports filed with the SEC and stockholder and investor relations, among other things.  These indirect costs are magnified by the fact that the Company has only one senior executive officer and minimum staff to perform the necessary preparation and review functions for the SEC reports and the difficulty of finding persons sufficiently skilled in English and United States GAAP to meet the needs of being a public company, which largely operates, in China.  Finally, many of the requirements of SOX apply equally to all public companies, regardless of their relative size, so the Company believes these expenses are disproportionately greater for it compared to other larger companies.  Therefore, given the Company's current size and resources, the Board of Directors believes that the foregoing costs associated with the Company being a public company are no longer justified.

The Board of Directors believes that, by deregistering the Common Stock and suspending the Company's SEC periodic reporting obligations, the Company will experience annual cost savings of approximately $308,000, based on the fiscal year ended June 30, 2010.  The annual cost savings estimate are based on the expenses incurred during the last year, which are scheduled in detail below:

Historical Fees	Recent Dollar Costs

Legal fees:	$66,481
Audit fees:	$103,543
Printing, mailing and filing costs:	$6,135
Independent director compensation:	$5,622
Transfer agent fees:	$5,029
SOX compliance – testing and documentation	$5,000
Internal personnel expense	$15,705
Directors and officers insurance	$24,848
Other fees and expenses*:	$76,052

Total:	$308,415

* Other fees include: auditor expenses connected with audit of $6,872, management expenses connected with SEC reporting of $22,400, consulting fees regarding SEC reporting of $28,000, internal control compliance expenses of $16,800, communication expenses of $720 and document reproduction expenses of $1,260.

The estimated annual cost savings based on the above actual costs reflect, among other things:

•	A reduction in auditing and related fees;

•	A reduction in legal fees related to securities law compliance;

•
The elimination of costs associated with filing periodic reports with the SEC, which are expected to increase significantly under the requirement to provide financial statements in eXtensible Business Reporting Language (XBRL) format that is being implemented in 2011;

•
The savings in fees and expenses charged by the Company's Transfer Agent due to a significant reduction in the number of accounts and account activity to be handled by the Transfer Agent expected as a result of the Reverse Stock Split;

•
The lower printing and mailing costs attributable to the reduced reporting requirements, and the less complicated and extensive disclosures required as a result of the Company's status as a private company;

•
The reduction in management time spent on compliance and disclosure matters attributable to the Company's Exchange Act filings and the expected increased compliance costs associated with the Dodd-Frank Act relating to executive compensation and corporate governance requirements;

•
The lower risk of liability that is associated with non-reporting (as distinguished from public reporting) company status and, consequently, avoiding premiums for directors and officers liability insurance;

•	The cost savings resulting from the Company's not being subject to the internal control audit requirements imposed by SOX; and

•	The reduction in direct miscellaneous clerical and other expenses.

The annual cost savings amount set forth above is only an estimate.  The actual savings the Company will realize from going private may be higher or lower than such estimate.  The estimate of the annual savings to be realized if the Reverse Stock Split is consummated are based upon (i) the actual costs to the Company of the services and disbursements in each of the categories listed above that were reflected in the Company's recent financial statements and indicated above, (ii) anticipated costs of compliance in the future, and (iii) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company's SEC public reporting company status.  In some instances, management's cost savings expectations were based on information provided by third parties or upon verifiable assumptions.  The Company has been informed by its current independent auditors, informally, that there will be a reduction in auditing fees if the Company ceases to be a public reporting company, because the firm may engage a non-PCAOB registered firm and prepare more limited financial statements and financial statements that will not have to comply with XRBL classifications or be fully audited.  Moreover, there will not be the requirement of controls and procedure audits by an independent auditor.  Also, legal counsel, informally, indicated that the costs associated with compliance under the Exchange Act's reporting requirements will be eliminated if the Company no longer files reports with the SEC and is otherwise not required to comply with the disclosure requirements that apply to public reporting companies.

Finally, the Company expects the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the historical out-of-pocket costs.  As a result of recent corporate governance scandals over the last decade, the legislative and litigation environment resulting from those scandals, the costs of being a public reporting company in general, and the costs of remaining a public reporting company in particular, are expected to continue to increase.  Moreover, legislation, such as SOX and the Dodd-Frank Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company.  This and other proposed legislation and regulation will likely continue to increase audit fees and other costs of compliance such as securities counsel fees, increase outside director fees and officer and director insurance expense, increase the potential liability faced by the Company's officers and directors, and Edgarization expense, particularly in respect of XBRL that is being implemented during 2011.

Operational Flexibility.  Another reason for the Reverse Stock Split relates to operational flexibility.  The Independent Directors and the Board of Directors believes that effecting the Reverse Stock Split and ceasing to be a public reporting company will enable management to concentrate its efforts on the long-term growth of the Company's businesses, free from the constraints of public ownership which often places undue emphasis on quarter-to-quarter earnings at the expense of long-term growth.  The Independent Directors and the Board of Directors believes that the Company will benefit if business decisions can be made with a view toward long-term growth and with less of an emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of the Common Stock.  It is also thought that, as a result of going private, the Company will be able to more quickly react and respond to corporate opportunities in the future.

Inability to Realize Benefits Associated with Public Company Status.  A significant reason for the Reverse Stock Split relates to the Company’s inability to realize many of the benefits that typically accrue to public companies, including those listed below.

•
The ability to use Company stock, as opposed to cash or other consideration, to effect acquisitions.  The Company has not found the occasion to acquire other businesses using its Common Stock as consideration and does not presently intend to do so.

•
The ability to obtain financing by issuing its equity and equity based securities in a public offering.  The Company has not accessed the capital markets in such a manner in recent years and does not presently intend to do so.

•
The ability to use Company stock to attract, retain and motivate employees.  In recent years, due to the relatively low market price and limited liquidity of the Common Stock, the Company has found limited success in using its Common Stock in such a manner.

•
The ability to enhance its company image by virtue of public company status.  The Board of Directors has determined that, due to the Company's size and other factors, the Company has not enjoyed an appreciable enhancement in company and brand image as a result of its public company status.

The Company has generally been unable to realize the foregoing benefits due to one or a combination of the following: (i) the limited liquidity due to the few number of shares that are tradable and the low trading volumes and the low market price of its Common Stock, and/or (ii) the relatively small size of the Company.  In addition, in many circumstances, the Company has had to seek more favorable alternatives to accomplish its objectives, such as using traditional debt financing from banks and continuing joint ventures with its business partners and concessions from government sources, rather than by the use of the Common Stock.

Competitive Disadvantages.  The information disclosed in the Company’s Exchange Act filings is available to the public.  As a result, such information, which includes disclosures regarding the Company's business operations and financial condition, can be readily obtained and analyzed by various interested parties including the Company's competitors, vendors and customers.  These interested parties could use such information to the Company's detriment.  Among other things, this puts the Company at a disadvantage to its non-public competitors because the Company does not have access to similar information regarding its non-public competitors.  However, after the Company terminates the registration of its Common Stock under the Exchange Act and thereby suspends its duty to file periodic reports with the SEC, the Company will have greater control over the public dissemination of certain business information relating to the Company.  The Company's non-public competitors also benefit from not being burdened by the cost and time constraints associated with being a public reporting company.  This results in additional competitive disadvantages for the Company while it is a public reporting company.

Given the foregoing competitive disadvantages, the Independent Directors and the Board of Directors believe that the benefits associated with maintaining the Company's status as a public reporting company and maintaining the Company's smaller stockholder accounts are substantially outweighed by the associated costs, both financial and operational.  The Independent Directors and the Board of Directors believe that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining the Company's status as a public reporting company and its smaller stockholder accounts.

The Independent Directors and the Board of Directors has determined that the Reverse Stock Split is the most expeditious and economical way of liquidating the holdings of smaller stockholders and changing the Company's status from that of a public reporting company to that of a more closely-held, non-reporting company.  The Independent Directors and the Board of Directors further determined that the reverse stock split ratio should be 1-for-120.

Effects of the Reverse Stock Split.

As soon as practicable after the completion of the Reverse Stock Split (assuming it is consummated and assuming it results in the Company having less than 300 stockholders of record), the Company intends to apply for termination of the registration of its Common Stock under the Exchange Act.  Upon termination of the Company's reporting obligations under the Exchange Act, although the Common Stock may continue to trade on one of several trading platforms that do not require compliance with the reporting requirements of the Exchange Act, such as the Pink Sheets, the Company does not believe there will be any significant trading in the Common Stock. Rather, the Company believes that the deregistration of the Common Stock under the Exchange Act will likely cause the trading market for shares of the Common Stock to be eliminated or, at a minimum, substantially reduced.

Effects on Stockholders with Less than 120 Shares of Common Stock.  As a result of the Reverse Stock Split (assuming it is implemented), each stockholder that owns less than 120 shares of Common Stock immediately before the Reverse Stock Split (referred to in this Proxy Statement as a “Cashed-Out Stockholder"):

•
Will receive cash equal to $0.56 per share for each share of Common Stock held by such Cashed-Out Stockholder at 5:59 p.m. E.S.T. on the effective date of the Reverse Stock Split, in accordance with the procedures described in this Proxy Statement;

Interest will not accrue on these cash payments, and such payments will be subject to income taxation (for a more detailed discussion of federal income tax consequences, see "Material Federal Income Tax Consequences");

•	Will not receive any shares, whole or fractional, of Common Stock;

•	Will have no further ownership interest in the Company, and will no longer be entitled to vote as a stockholder of the Company;

•	Will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split; and

•
Will have appraisal rights to seek a judicial review of the consideration being paid for each share of Common Stock held by a Cashed-Out Stockholder (See pages 53 to 55 below, which describe the appraisal rights and how a Cashed-Out Stockholder may assert those rights, and the provisions of Nevada corporate law relating to appraisal rights set forth in Appendix 1 attached hereto).

If you are a stockholder which will become a Cashed-Out Stockholder as a result of the Reverse Stock Split, you may elect to continue holding Common Stock after the Reverse Stock Split and not be cashed out by the Reverse Stock Split by taking one of the actions specified below.  To ensure that your holdings of Common Stock are appropriately adjusted prior to the Reverse Stock Split, the Company recommends that you take such action so that it has been completed by the close of business on the day immediately preceding the effective date.  Also be aware that, given the limited trading market for the Common Stock, you may not be able to purchase, at an acceptable price, enough shares to remain a stockholder after the Reverse Stock Split.

1A.
Purchase a sufficient number of additional shares of Common Stock on the open market and have such additional shares registered in your name and consolidated with your current record account (if you are a record holder), or have such additional shares entered in your account with a nominee (if you are a beneficial owner holding shares in street name), so that you will hold at least 120 shares of Common Stock in your record account or relevant nominee account by 5:59 p.m. E.S.T. on the effective date of the Reverse Stock Split; or

1B.
If applicable, consolidate your record accounts or relevant nominee accounts so that, together, you hold at least 120 shares of Common Stock in one record account or nominee account by 5:59 p.m. E.S.T. on the effective date of the Reverse Stock Split.

If you do not hold at least 120 shares in a single account, then you will be treated as a Cashed-Out Stockholder for purposes of the Reverse Stock Split.

The Company intends to treat stockholders holding less than 120 shares of Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names.  However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees.  For example, upon receiving this Proxy Statement, a nominee may notify its beneficial owners of the Reverse Stock Split and instruct such beneficial owners to complete option 1A or 1B above prior to the effective date (if they desire to remain a stockholder of the Company after the Reverse Stock Split) and that otherwise they will be cashed out.  The relevant shares calculation (i.e., whether a beneficial owner has 120 or more shares of Common Stock in a single account) will then take place at the street account level rather than the record account level.  The nominee would then be responsible for informing the Company of the proper treatment of such nominee's beneficial owners.

Effects on Stockholders with 120 or More Shares of Common Stock.  As a result of the Reverse Stock Split (assuming it is implemented), each stockholder of record holding 120 or more shares of Common Stock at 5:59 p.m. E.S.T. on the effective date of the Reverse Stock Split (referred to in this Proxy Statement as a "Continuing Stockholder"):

•	Will not receive cash for any portion of such Continuing Stockholder's shares (if a Continuing Stockholder is entitled to a fractional share, it will be rounded up to the next whole share);

•
Will be affected in terms of the number of shares of Common Stock held by such Continuing Stockholder before and after the Reverse Stock Split, but not by the proportional ownership interest in the Company;

•	Will continue to be entitled to vote as a stockholder of the Company; and

•	Will experience a significant reduction in liquidity with respect to the Common Stock.

If you are a stockholder who would otherwise become a Continuing Stockholder as a result of the Reverse Stock Split, you may elect to cash out your holdings of Common Stock after the Reverse Stock Split and not continue holding Common Stock after the Reverse Stock Split by taking one of the actions specified below.  To ensure that your holdings of Common Stock are appropriately adjusted prior to the Reverse Stock Split, the Company recommends that you take such action so that it has been completed by the close of business on the day immediately preceding the Effective Date.

2A.
Sell a sufficient number of shares of Common Stock on the open market, so that you will hold less than 120 shares of Common Stock in your record account or your relevant nominee account by 5:59 p.m. E.S.T. on the effective date of the Reverse Stock Split; or

2B.
Divide your record accounts or nominee accounts so that you do not hold more than 120 shares of Common Stock in any one record account or nominee account by 5:59 p.m. E.S.T. on the effective date of the Reverse Stock Split.

If you hold 120 or more shares in a single account, then you will be treated as a Continuing Stockholder for purposes of the Reverse Stock Split.

The Company intends to treat stockholders holding 120 or more shares of Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names.  However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees.  For example, upon receiving this Proxy Statement, a nominee may notify its beneficial owners of the Reverse Stock Split and instruct such beneficial owners to complete option 2A or 2B above prior to the effective date (if they desire to be cashed out as a result of the Reverse Stock Split) and that otherwise they will remain as stockholders of the Company.  The relevant shares calculation (i.e., whether a beneficial owner has less than 120 shares of Common Stock in single account) will then take place at the street account level rather than the record account level.  The nominee would then be responsible for informing the Company of the proper treatment of such nominee's beneficial owners.

Effects on Stockholders with Certificated Shares.

Cashed-Out Stockholders.  If you are a Cashed-Out Stockholder with a stock certificate representing your cashed out shares, you will receive a letter of transmittal from the Company as soon as practicable after the effective date of the Reverse Stock Split.  The letter of transmittal will contain instructions on how to surrender your existing certificate(s) to the Transfer Agent for your cash payment.  You will not receive your cash payment until you surrender your outstanding certificate(s) to the Transfer Agent, together with a completed and executed copy of the letter of transmittal.  PLEASE DO NOT SEND YOUR CERTIFICATES UNTIL YOU HAVE RECEIVED YOUR LETTER OF TRANSMITTAL.

Continuing Stockholders.  If you are a Continuing Stockholder with a stock certificate(s) representing your shares, your stock certificate will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate(s), reduced by the Reverse Stock Split and rounded up to the next whole share for any fractional shares.  If you wish, you may return the old certificate(s) to the Transfer Agent and request a new stock certificate representing the new number of shares.  The address of the Transfer Agent is: Olde Monmouth Stock Transfer Co., Inc., 120 Memorial Parkway, Atlantic Highlands, NJ 07716.

Effects on the Company.

The Reverse Stock Split (assuming it is consummated) will affect the registration of the Common Stock under the Exchange Act, as the Company intends to apply for termination of such registration as soon as practicable after the Reverse Stock Split.  The completion of the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act will render the Common Stock ineligible for listing or quotation on any stock exchange and other automated quotation systems such as the OTC Bulletin Board.  After the Reverse Stock Split, the Common Stock may trade on one of various trading mediums, such as the Pink Sheets; however, the Company does not intend to take any action to facilitate trading on that or any other trading medium.  As a result, Continuing Stockholders should expect the public market for their shares of Common Stock to be eliminated or, at a minimum, substantially reduced.

The Company has no current plans to issue additional Common Stock after the Reverse Stock Split.  However, the Company reserves the right to do so at any time, and from time to time, at such prices and on such terms as the Board of Directors determines to be in the best interests of the Company.  Continuing Stockholders will not have any preemptive or other preferential rights to purchase any capital stock that the Company may issue in the future, unless such rights are otherwise specifically granted to the Continuing Stockholders.

The Company also has no current plans to repurchase shares of Common Stock pursuant to an odd-lot repurchase program, private negotiated sale, or other transaction.  However, the Company reserves the right to do so at any time, and from time to time.  Whether or not the Company seeks to purchase shares in the future will depend on a number of factors, including the Company's financial condition, operating results, and available capital at the time.

The Company may take action to effect a forward stock split or issue a stock dividend in the future to align the value of the Company with the number of outstanding shares of Common Stock.  It has no immediate plans to change the capital structure of the Company after the Reverse Stock Split, but it reserves the right to do so at any time, and from time to time.

The par value of the Common Stock will remain $0.001 per share following the consummation of the Reverse Stock Split.

Alternatives Considered by the Board of Directors.

In making the determination to proceed with the Reverse Stock Split, the Independent Directors and the Board of Directors considered the potential feasibility of the kinds of transactions below as other alternative means to accomplish the stated purposes of the Reverse Stock Split, as described in this Proxy Statement.  For more detailed discussion of the deliberations of the Board of Directors with respect to the potential feasibility of the transactions below, see " Fairness of the Transaction - Deliberations of the Board of Directors."

Issuer Tender Offer.  The Independent Directors and the Board of Directors considered the feasibility of an issuer tender offer to repurchase shares of the Common Stock held by the Company’s unaffiliated stockholders.  A principal disadvantage of this alternative is the Company's ability or willingness to incur costs in excess of $500,000, such costs estimated as being necessary to effect a tender offer in which there is sufficient participation by unaffiliated stockholders.  The cost was not only the expense of buying the offered shares, but the costs related to the legal and accounting expense and compliance with the Exchange Act.  In addition, due to the voluntary nature of such a transaction, the Company would have no assurance that the transaction would result in a sufficient number of shares being tendered (i.e., to reduce the Company's number of stockholders of record to less than 300).  Furthermore, the going private rules regarding the treatment of stockholders in an issuer tender offer, including pro-rata acceptance of offers from stockholders, make it difficult to ensure that the Company would be able to reduce its number of stockholders of record to less than 300.  As a result of these disadvantages, it was decided that it would be in the best interest of the Company to reject this alternative.

Traditional Stock Repurchase Plan.  The Independent Directors and the Board of Directors considered a plan whereby the Company would periodically repurchase shares of its Common Stock on the open market at the then-current market price.  A principal disadvantage of this alternative is that the Company's ability to repurchase enough shares in this manner to enable the Company to deregister under the Exchange Act would likely take an extended period of time, have no assurance of success, and be of undeterminable cost.  Moreover, because of the historical trading volume, the Company was advised informally that it would not be able to purchase many shares on any given trading day under the applicable rules so that there would be no assurance of being able to purchase any shares or any appreciable amount of shares through such a program.  Additionally, because of the low trading volume, the Company’s transaction costs were expected to be significantly higher than ordinary brokerage commissions to effect any such repurchases.  It was determined that such time burden, uncertainty and additional cost burden did not out weigh the use of this method of acquiring shares.  As a result of these disadvantages, it was decided that it would be in the best interest of the Company to reject this alternative.

Maintaining  the  Status  Quo.  The Independent Directors and the Board of Directors considered simply maintaining the status quo, meaning that the Company would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status.  Based on the reasons specified under "Reasons for the Reverse Stock Split," the Independent Directors and the Board of Directors decided that it would be in the best interest of the Company to reject this alternative.

Other Going Private Transactions.  In an effort to exhaust its alternatives, the Independent Directors and the Board of Directors also examined the mechanics used by other issuers in effecting a going private transaction, such as odd-lot repurchase programs, sales of all or substantially all of the corporate assets, and management buyouts.  These options were dismissed as inconsistent with the Company’s primary objectives for this transaction.  The Company does not have enough odd-lot stockholders (defined as stockholders owning less than 100 shares) for an odd-lot repurchase program to be considered a viable option for enabling the Company to deregister under the Exchange Act.  The Independent Directors and Board of Directors also desires, and expects, that the Company's management and operations will not be disrupted as a result of the Company going private.  Proposals involving sales of all or substantially all of the corporate assets and management buyouts would likely have the opposite effect.  Moreover, the Company has not received any firm offers, from management or third parties, to acquire the Company over the past two years.

Putting the Company up for Sale.  The Independent Directors and the Board of Directors did not pursue putting its business up for sale as an alternative to becoming a private company. The decision of whether or not to offer the Company for sale was made in the context of the past experience to obtain equity growth capital and the specialized business in which the Company operates, which is a focus on the market for drive-train products, mainly consisting of transmission gearboxes, gears, and transaxles,  primarily used for making industrial, agricultural, and construction machinery, such as forklift trucks, excavators, tractors, diesel engines, and other machines, for the local PRC market.

Investment bankers were not approached to explore this alternative because during the past couple of years, while the Company was seeking to attract equity investment into the Company for business development and growth, the overall interest of investors to consider an investment in the Company was limited, and the very few opportunities that were presented for investment had terms that were very expensive for the Company. Therefore, the Independent Directors and Board of Directors concluded that the specialized industry in which the Company operates would not attract many, if any, offers, at attractive valuations.  The potential up front fees and the expenses of engaging investment bankers, the success fees that would be imposed and the overall expense of a transaction to buy out a public company were all considered in light of the other alternatives set forth above.

The Independent Directors and the Board of Directors also considered the regulatory climate of the Peoples Republic of China in respect of mergers and acquisitions. The ability to effect the sale of a Chinese operating company, or its business and assets, would be subject to various reviews by PRC regulatory authorities over the transaction, even though the transaction might be effected through a parent or intermediary holding company located outside of the PRC. Any such PRC regulatory transaction review is anticipated to take several months, and only after the final terms are negotiated and contracts are signed. Any cash transfers in connection with the transaction, whether into or out of the PRC, involving the PRC operating company would be subject to the currency control regulations.  For example, a leveraged buy out supported by the operations of the PRC operating company would be subject to review by the State Authority for Foreign Exchange of final documentation and a lengthy review period.  Therefore, there can be no assurance to purchasers that a transaction would ever be consummated, which has the effect of chilling merger and acquisition transactions in or with PRC operating companies at this time.

After considering these various factors, the Independent Directors and Board of Directors concluded that pursuing a transaction to sell the company in one of the various forms that such a transaction might take was not assured of attracting many, if any, offers, offers may not be at attractive valuations, and if any offers were pursued, they undoubtedly would be time consuming, would be subject to PRC regulatory review and rejection, and would be expensive for the Company to conclude.

Fairness of the Transaction.

In General.  For the reasons discussed below, the Independent Directors and the Board of Directors each has deemed the Reverse Stock Split to be fair to the Company's unaffiliated stockholders, both in terms of its form and the cash consideration being offered.  Furthermore, the Independent Directors and the Board of Directors each unanimously concluded that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to the Company's unaffiliated stockholders, regardless of whether such stockholders are classified as Cashed-Out Stockholders or Continuing Stockholders.

Potential Conflicts of Interest. Stockholders of the Company should be aware that there are approximately 25 stockholders that currently own approximately 98% of the issued and outstanding shares of the Company, each of which is expected to be a Continuing Stockholder.  One stockholder, who is expected to approve the transaction due to its providing a written consent in favor of the Reverse Stock Split, Ruihua International Ltd., owns 17,431,104 shares, representing 63.13% of the issued and outstanding Common Stock, will be a Continuing Stockholder.  Mr. Peter Wang, the Company’s Chairman of the Board and President, has a direct beneficial ownership of 1,957,470 shares representing 7.09% of the issued and outstanding shares of the Company through Sinoquest Management Ltd, which holds 4,120,990 shares of record representing a 14.92% interest in the issued and outstanding Common Stock, and, therefore, Mr. Wang in effect will be a Continuing Stockholder. Mr. Wang has the dispositive and voting authority over all the shares owned by Sinoquest Management Ltd. Mr. Rong Shi, one of the independent directors, holds an option to acquire up to 500,000 shares of Common Stock at $0.20 per share, of which the vested portion is as to 200,000 shares of Common Stock, currently representing less than 1% of the issued and outstanding shares on a beneficial basis.  Together these above persons own 79.21% of the issued and outstanding Common Stock on a direct and beneficial basis.

It is expected that the maximum number of shares that will be eliminated in the Reverse Stock Split will be 100,000. If this is the case, after the Reverse Stock Split, (i) Ruihua International Ltd, will increase its ownership from 63.13% to 63.35%, (ii) Mr. Peter Wang will increase his beneficial ownership from 7.09% to 7.11%, (iii) Sinoquest Management Limited will increase its ownership from 14.92% to 14.97%, and (iv) the beneficial ownership of Mr. Rong Shi will remain at 0.72%. These percentages may change depending on the number of shares that are purchased pursuant to the Reverse Stock Split and any exercise of dissenters’ rights.

Our officers, directors and 10% and greater stockholders will experience certain advantages, in that they will be relieved of certain SEC reporting requirements and “short-swing trading” provisions making them liable to recovery of “short-swing profits” under Section 16 of the Exchange Act, and persons acquiring more than 5% of the Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.  Furthermore, information regarding their compensation and stock ownership will no longer be publicly available.  In addition, by deregistering the Common Stock under the Exchange Act, the Company will no longer be subject to the SOX provisions, including personal attestation by the officers about the controls and procedures, potential criminal liability regarding the disclosure by the Company and restrictions on lending, although the Company has no intention of making any loans to its officer and directors.

Because of the above ownership of Common Stock and the fact of being Continuing Stockholders and the change in the regulatory requirements, our officers, directors and 10% and greater stockholders may have interests in the Reverse Stock Split that are different from the interests of the Cashed-Out Stockholders and the non-affiliated Continuing Stockholders.  It is possible that the Messrs Shi, Chen and Wang, who comprise the Independent Directors and the Board of Directors, and as such are acting as the representatives of the Cashed-Out Stockholders and the non-affiliated Continuing Stockholders, may be influenced by the benefits of these differences.   Therefore, stockholders which consider that these persons may not be acting in their best interests or consider that they have been unduly affected by the Reverse Stock Split should consider their legal remedies, which may include seeking injunctive relief to stop the transaction and seek judicial review and/or assert their appraisal rights.

Notwithstanding the conflicts of interest noted above, the terms transaction was initially approved by the Independent Directors.  Because the shareholding interest of Mr. Shi is only on a beneficial basis and less than 1.0% and Mr. Chen has no shareholding interest, the Board of Directors believed that these two individuals could represent the interests of the Cashed-Out Stockholders and the Continuing Stockholders in a fair and impartial manner.

Independent Directors.  Messrs. Rong Shi and Chris X. Chen, the Independent Directors were asked to undertake deliberation of the proposed Reverse Stock Split transaction separately from the Board of Directors, and after consideration make a recommendation to the Board of Directors of whether the full board should approve the transaction.  Messrs. Shi and Chan are two of the three directors comprising the Board of Directors.  These individuals are considered “independent” as the term is defined under SEC Exchange Act rule 10A-3, and each of them also qualifies as “independent” within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market listing requirements, which while the Company is not listed on NASDAQ, is used for purposes of evaluating directors independence.

Approval of Stockholders.  The Reverse Stock Split must be approved by the stockholders holding a majority interest in the issued and outstanding shares of Common Stock.  No further approval is required by the stockholders. Nevada General Corporation Law does not require the approval of at least a majority of the Company’s unaffiliated stockholders for the Reverse Stock Split or the amendment to the articles of incorporation of the Company.  In the opinion of the Independent Directors and the Board of Directors, conditioning the approval of the Reverse Stock Split and its related actions on the approval of the smaller stockholders would not reflect their collective judgment because, based on past experience of the Company, it would be unlikely that a large number of such stockholders would vote, in person or by proxy.  Moreover, because the one stockholder who holds 63.13% of the issued and outstanding Common Stock is expected to approve the action and it is expected that the management persons will also vote in favor of the transaction, aggregating together 79.21% of the issued and outstanding Common Stock, the aggregate decision of the stockholders pursuant to Nevada law is a foregone conclusion.

Unaffiliated  Representative.  The Independent Directors and the Board of Directors carefully weighed the costs and benefits of retaining an independent third-party representative to act solely on behalf of the Company's unaffiliated stockholders for the purposes of negotiating the terms of the Reverse Stock Split and/or preparing a report concerning the fairness of the transaction (which is a common procedure for a going private transaction).  It was determined that such a representative was not necessary in order to ensure the procedural fairness of the Reverse Stock Split to the unaffiliated stockholders.  In reaching such decision, there was concern about the administrative time and monetary costs that would be expended in retaining an independent third-party representative.  Specifically, the Independent Directors or the Board of Directors would have had to identify, contact, and engage a qualified representative and then spend considerable time educating such representative about the Company's business.  Furthermore, the anticipated fee for engaging an independent third-party representative was expected to be significant.  Another key consideration was the role of the Company's two Independent Directors who constitutes 66% of the Board of Directors.

In the opinion of the Board of Directors, the Independent Directors were better suited to represent the interests of the Company's unaffiliated stockholders with respect to the procedural fairness of the Reverse Stock Split.  The Independent Directors have knowledge and experience as to the Company's business and have been intimately involved in the Board of Directors' discussions regarding the Company's going private transaction and, more specifically, the Reverse Stock Split.  In addition, the Independent Directors have not and will not receive any additional compensation for their service with respect to the Reverse Stock Split.  Although one of the Independent Directors is a beneficial stockholder through the possession of a vested stock option and, therefore, is in a different position from that of the unaffiliated stockholders who will be cashed out, the Company does not believe that this apparent conflict prevented that Independent Director from representing the interests of the Company's unaffiliated stockholders as described above along with the other Independent Director.  The reason for this conclusion was because Mr. Shi, the Independent Director in question, holds shares representing beneficially less than 1% of the issued and outstanding shares of the Company which is not a significantly large number of shares to unduly influence his decision, Mr. Shi is considered an independent director under SEC Exchange Act Rule 10A-3, within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market, and Mr. Shi is fully aware of his director legal duties and responsibilities to all the stockholders, regardless of whether they are affiliated or not affiliated and whether they are going to be Cashed-Out Stockholders or Continuing Stockholders.

The cost savings to the Company of being able to rely on the Independent Directors as opposed to an independent third-party representative to ensure the procedural fairness of the Reverse Stock Split to the unaffiliated stockholders is significant.  The transactional costs of the Reverse Stock Split are already expected to exceed the Company's fund outlay for the going private transaction and, given that the Company intends to use cash on hand (as opposed to alternative financing arrangements/plans) for such fund outlays, it would be in the best interest of the Company and its stockholders to control such transactional costs.  In the opinion of the Board of Directors, including the Independent Directors, the foregoing factors serve as procedural safeguards ensuring that the Reverse Stock Split is procedurally fair to the Company's unaffiliated stockholders.

Approval of the Independent Directors and Board of Directors.  The Independent Directors fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Stock Split, and determined that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to each group of affiliate and unaffiliated stockholders of the Company, including the unaffiliated Cashed-Out Stockholders, who, individually, will receive cash in lieu of fractional shares fewer than one whole share and the unaffiliated Continuing Stockholders, individually, who will remain stockholders of the Company after the Reverse Stock Split.  The Independent Directors recommended that the Board of Directors approve the Reverse Stock Split.  After deliberation, the Board of Directors unanimously approved the Reverse Stock Split as in the best interests of the Company and that it is substantively and procedurally fair to the Stockholders.

  The Board of Directors, including the Independent Directors, believes that it has a fiduciary responsibility to all Company stockholders, both Cashed-Out Stockholders and Continuing Stockholders.  It further believes that paying excessive consideration to the Cashed-Out Stockholders in connection with the Reverse Stock Split would not be fair to the Continuing Stockholders and, conversely, that paying inadequate consideration would not be fair to the Cashed-Out Stockholders.  In upholding its fiduciary responsibility to all Company stockholders, the Board of Directors reviewed and considered the terms, alternatives, and effects of the Reverse Stock Split as to each of the Cashed-Out Stockholders, the Continuing Stockholders, and the Company.

The Independent Directors and the Board of Directors also noted that this Proxy Statement, along with our other filings of the Company with the SEC, provide a great deal of information for unaffiliated stockholders to evaluate the Reverse Stock Split, and that no special provision for the review of our corporate files was necessary.  The Independent Directors and the Board of Directors noted as well that, subject to certain conditions, Nevada law already provides stockholders with the right to review the Company’s books and records.

  The Independent Directors and the Board of Directors also noted that, although the Reverse Stock Split will increase the percentage of our outstanding Common Stock held by our directors and executive officers by an immaterial amount and will increase the percentage of our outstanding Common Stock held directly or indirectly by our controlling stockholder, these changes will not affect the control of the Company.

Role of Majority Stockholder. Ruihua International Limited did not suggest to the management or the Board of Directors of the Company, including the Independent Directors, the idea of or any reasons for the Reverse Stock Split or any other action relative to the Company going private and ceasing to be a reporting company under the United States securities laws.  Additionally, Ruihua International Limited did not participate in any of the management or director deliberations with respect to the transaction prior to its being presented with the proposal. After the Independent Directors considered the Reverse Stock Split and recommended it to the Board of Directors, and the Board of Directors approved the Reverse Stock Split, Mr. Peter Wang, as a representative of the management of the Company, approached Ruihua International Limited to determine if they would consent to the Reverse Stock Split. Although Ruihua International Limited provided a consent, after consideration of the Unites States federal securities law requirements, the Board of Directors determined that holding a special meeting of all the stockholders and presenting the matter to them for a company-wide vote was procedurally more proper.

Cash  Consideration.  In determining the cash consideration to be paid to Cashed-Out Stockholders in connection the Reverse Stock Split, the Independent Directors and after their recommendation, the Board of Directors, considered the fair market value of the Company as determined using the analyses of the discounted cash flow method and the market approach as provided by The Mentor Group.  The public trading market prices for a share of Common Stock were also considered, with weight given to the fact that, except on a 17 trading days when stock traded at more than $0.56 between November 4, 2010 and January 6, 2011, reaching a reported closing price of $0.72 for two actual trades in early December 2010 and early January 2011, during the year prior to March 16, 2011, the reported closing prices of a share of Common Stock were below the valuation price determined by these two other methods.  Moreover, the public trading market prices consistently have been low for the last several years, and during those years, consistently, the trading volume was very low relative to the number of shares outstanding, with many days when the stock was not traded at all.  Therefore, the Independent Directors and the Board of Directors concluded that the historical market prices of the Common Stock was not an appropriate way to value the Common Stock for purposes of the Reverse Stock Split.  As there had been no sales of Common Stock by the Company or appropriate firm offers received by the Company for the purchase of Common Stock by independent third parties during the past two years, the Independent Directors and the Board of Directors were not able to consider such factors into their determination of the consideration to be paid to the Cashed-Out Stockholders.  The Independent Directors and the Board of Directors did not make any independent analysis with respect to the valuation of the Common Stock.

The Independent Directors and the Board of Directors also considered the factors below in reaching their conclusions as to the overall substantive fairness of the Reverse Stock Split to the Company's unaffiliated stockholders.  The factors discussed below do not represent an exhaustive list, but do reflect the factors that the Independent Directors and the Board of Directors considered to be material.  Although the Board of Directors did not assign specific weight to any of the following factors, they did place emphasis on the opportunity for unaffiliated stockholders to be paid the $0.56 cash out value, which is at a premium to the reported closing price of a share of Common Stock on March 16, 2011 and the last actual sale on March 14, 2011, and the fact that the proposed cash out payment was determined to be fair to the Cashed-Out Stockholders by the fairness opinion of The Mentor Group.  After weighing the substantive benefits and disadvantages, the Independent Directors, and afterwards, the Board of Directors, considered, on balance the Reverse Stock Split was fair to the unaffiliated stockholders.

Substantive Factors in Support of the Reverse Stock Split.

Fairness Analysis by The Mentor Group.  The Mentor Group performed a due diligence review of the Company and undertook an analysis of the valuation multiples based on the discounted cash flow of the Company and of other publicly traded businesses in comparison to the Company.  The range of values was approximately $0.45 to $0.67 for the discounted cash flow method and $0.49 to $0.63 for the market value method.  Based on these ranges, the statistical medians were $0.56 per share in both methods, and the Independent Directors determined to approve that amount as the price to be paid to the Cashed-Out Stockholders. The Mentor Group determined that the $0.56 per share amount represented a fair value to be paid for the Common Stock that was to be cashed out.  Following the recommendation of the Independent Directors and the analysis and fairness opinion of The Mentor Group, the Board of Directors concluded that $0.56 per share was fair to the stockholders that would become Cashed-Out Stockholders.

Cash-Out Consideration.  Unaffiliated stockholders owning less than 120 shares of Common Stock, through the Reverse Stock Split, will have the opportunity to realize a cash amount, with no transaction costs.  This price is at a premium to the reported closing price of a share of Common Stock on March 16, 2011, and generally above the reported closing prices of a share of Common Stock for the year prior to March 16, 2011, although there were 17 days between November 2010 and early January 2011 when the reported closing price per share was above $0.56 and reached $0.72 on two of those trading days. The Independent Directors and the Board of Directors set the cash-out price at $0.56 because, in their collective business judgment, such price represented fair consideration for a share of the Common Stock to the unaffiliated Cashed-Out Stockholders and was within the valuation range indicated by The Mentor Group.  Based on the trading history since the determination and public knowledge of the Reverse Stock Split, there are no indications that the market prices for the Common Stock would meet or exceed such consideration at any time in the foreseeable future.  The Independent Directors and the Board of Directors determined the consideration to be paid in connection with the Reverse Stock Split to be fair to Cashed-Out Stockholders.  Since the Company will be paying all transaction costs associated with the Reverse Stock Split, the transaction presents a cost-effective way for the Cashed-Out Stockholders to liquidate their holdings of Common Stock.

The Company will accrue significant cost and time savings.  By reducing the Company’s number of stockholders of record to less than 300 and deregistering the Common Stock under the Exchange Act as intended, based on historical expenses, the Company expects to save (i) approximately $170,000 per year in professional fees and expenses for the preparation and filing of reports required by the Exchange Act, (ii) approximately $15,000 per year in costs related to being a publicly reporting company, such as Edgarization costs, future XBRL costs,  printing and mailing costs and Transfer Agent expenses, (iii) approximately $20,000 per year in independent director fees, (iv) approximately $25,000 in premiums for directors and officers insurance, (v) approximately $50,000 in expenses for compliance with the internal control and procedure requirements associated with SOX, the Dodd-Frank Act and other regulatory compliance issues applicable to public companies, and (vi) approximately $35,000 per year in other expenses, including auditor expenses connected with audit, management expenses connected with SEC reporting, consulting fees regarding SEC reporting, internal control compliance expenses, communication expenses, and document reproduction expenses.  The termination of the Company's public reporting obligations will also alleviate a significant amount of time and effort previously required of the Company’s executive officer and accounting staff in preparing and reviewing the periodic reports and filings required of public companies under the Exchange Act and the pressure and expense of hiring English speaking staff to satisfy the regulatory reporting requirements, United States GAAP reporting requirements, and investor relations.

Additional shares may be acquired to remain stockholders.  Stockholders who anticipate that they may become Cashed-Out Stockholders have the ability to remain a stockholder or to liquidate their holdings of Common Stock.  The Board of Directors considers the structure of the Reverse Stock Split to be fair to unaffiliated stockholders because it gives them the option, exercisable in their sole discretion, to either remain a stockholder of the Company after the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split.  Current stockholders owning less than 120 shares of Common Stock may elect to remain stockholders of the Company by acquiring additional shares of Common Stock so that they own at least 120 shares of Common Stock immediately before the Reverse Stock Split.  Conversely, stockholders owning 120 or more shares of Common Stock who desire to liquidate their shares in connection with the Reverse Stock Split at the premium price offered may reduce their holdings to less than 120 shares by selling shares prior to the Reverse Stock Split.

Notwithstanding the foregoing, the Company is aware that currently there is limited liquidity for the Common Stock.  However, there is sufficient liquidity to allow current stockholders owning less than 120 shares of Common Stock to acquire additional shares of Common Stock so that they own at least 120 shares of Common Stock immediately before the Reverse Stock Split.  To illustrate, as of March 16, 2011, the average daily trading volume for the Common Stock over the preceding three months was 5,161 shares.  Given this average daily trading volume, there is some liquidity for a stockholder to acquire additional  shares of Common Stock, especially in light of the relatively low reverse split ratio.  Therefore, a stockholder which might be cashed out, because of a holding of 100 shares, would only have to buy 20 shares to become a Continuing Stockholder.  Since there are approximately 375 record holders with 100 shares, given the average trading volume, approximately 250 of these persons could buy shares to become Continuing Stockholders.

Percentage ownerships will not change significantly as a result of the Reverse Stock Split. There should be no material change in percentage ownership of Continuing Stockholders.  An estimated 100,000 out of 27,613,019 shares of the Common Stock which are currently outstanding will be eliminated by the Reverse Stock Split.  As a result, the percentage ownership of the Company by Continuing Stockholders after the Reverse Stock Split will be approximately the same as it was prior to the Reverse Stock Split. (See above, “Fairness of the Transaction – Potential Conflicts”) The Company believes that structuring the Reverse Stock Split in a manner that preserves the approximate percentage ownership of the Continuing Stockholders supports the fairness of the Reverse Stock Split to the unaffiliated stockholders.

Availability of dissenters’ rights under Nevada law.  In addition to the ability to exercise control over the number of shares of Common Stock held as described above, the Independent Directors and the Board of Directors also considered fact that any Cashed-Out Stockholders who choose to do so will be entitled to dissent from the Reverse Stock Split and obtain payment for the fair value of their shares by complying with the appraisal rights procedures of the Nevada Business Corporation Law.  This right offers the stockholder the opportunity to challenge in court the determination made by the Independent Directors and Board of Directors, and have an impartial judge review the transaction.

Long-term plan for Company operations.  The Board of Directors over the past couple of years has endorsed a long-term plan for Company operations. This plan will not change once the Company ceases to be a public reporting company.  This includes the following items: (i) the Company's two Independent Directors will continue to constitute 66% of the Board of Directors; (ii) the Board of Directors plans no material change in the current method of calculation of aggregate annual compensation of the Chief Executive Officer; (iii) the Company plans to continue to engage an independent accounting firm to perform annual reviews of the Company's financial statements, as appropriate and within sound business practice; (iv) the Company plans to continue to distribute to the Company's stockholders periodic statements concerning the business of the Company and an accountant reviewed periodic financials statements on an annual basis; and (v) the Company plans to continue operations in the same lines of business, with the same operational methods, which have proved successful and profitable in the past two years.  The Board of Directors believes that the above actions are consistent with the Company's history of maintaining positive stockholder relations, and are important elements of the Board of Directors' long-term plan for Company operations and its long-term plan to maximize stockholder value.

Basic information about the Company will be available under Nevada law.  Unaffiliated stockholders will be entitled to information regarding the Company in accordance with the Nevada corporate law.  Specifically, Nevada corporate law requires the Company, upon receipt of a written request from a stockholder of at least six months, holding at least 5% of the outstanding Common Stock, to permit inspection of the Company's books and records, including organizational documents, minutes of stockholder meetings, and written communications to the stockholders.  Additionally, certain basic information about the officers and directors of the Company have to be filed with the Secretary of State of the State of Nevada annually, which will continue to apply.  Certain actions taken by the stockholders and the requirement of an annual meeting also will continue to apply to the Company, pursuant to the provisions of Nevada law.

Substantive Factors Not in Support of the Reverse Stock Split.

Reduced market for the Common Stock.  The Independent Directors and the Board of Directors understand that there likely will be a substantial reduction or complete elimination of sale opportunities for the Common Stock in a public market.  Following the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act, it is anticipated that the public market for its Common Stock will be substantially reduced or eliminated altogether, meaning that the Company’s stockholders will likely no longer have an opportunity to sell their shares of Common Stock in a public market.  While such shares may be traded in the Pink Sheets, in all likelihood any current public market for the Common Stock will be highly illiquid after the suspension of the Company's periodic reporting obligations.  This may have the effect of making it more difficult for unaffiliated stockholders to sell their shares of Common Stock and may also have the result of reducing the price that a potential buyer might be willing to pay for such shares.  Notwithstanding the foregoing, private transactions may occur, and the Company will maintain the current or a substitute transfer agent to process stock transfer transactions.

Historical closing share prices may not support the consideration determination.  The cash consideration to be paid to the Cashed-Out Stockholders is $0.56.  This amount is less than the reported closing price of a share of Common Stock on 17 trading days between November 4, 2010 and January 6, 2011 when the reported closing prices for actual days of trading were above $0.56, reaching $0.72 on two trading days in early December 2010 and again on in early January 2011. More generally, the reported closing stock prices over the last several years have been below the $0.56 consideration price, and consistently the volume of trades has been low with many trading days not reflecting any actual transactions.

There will be a termination of publicly available information.  Upon terminating the registration of the Common Stock under the Exchange Act, the Company’s duty to file periodic reports with the SEC will be suspended, meaning that information regarding the Company's operations and financial results (which is currently available to investors and the general public) will no longer be publicly available.  Thereafter, investors seeking information about the Company will have to contact the Company directly to receive such information.  In addition, certain provisions of the Exchange Act, including proxy statement disclosures in connection with stockholder meetings and related requirements of audited annual reports to stockholders, will no longer apply to the Company.  The Independent Directors and the Board of Directors acknowledge that there are circumstances in which such termination of publicly available information may be disadvantageous to the Company's stockholders; however, they believe that the overall benefits to the Company of no longer being a public reporting company substantially outweigh such disadvantages to the Company's stockholders.

There may be a significant decline in the value of the Common Stock.  Given the factors described under the two immediately preceding paragraphs, Continuing Stockholders may experience a significant decrease in the value of their shares of Common Stock.

No participation in future growth.  Cashed-Out Stockholders will be unable to participate in any future increases in the value of the Common Stock.  After the Reverse Stock Split, Cashed-Out Stockholders will have no further financial interest in the Company with respect to their cashed out shares, and thus will not have the opportunity to participate in the potential appreciation in the value of such shares.  However, the Independent Directors and the Board of Directors have determined that this factor does not make the Reverse Stock Split unfair to unaffiliated stockholders given their option to remain as stockholders of the Company after the Reverse Stock Split through the acquisition of additional shares.  In addition, the cash consideration being offered for shares of the Common Stock in connection with the Reverse Stock Split includes a premium over the reported closing price of a share of Common Stock on March 16, 2011.  Notwithstanding the existence of a premium to that per share market price, there were two actual trades in early December 2010 and early January 2011 at $0.72, each for a small number of shares and there were 15 other reported trading days when there were sale of shares above $0.56 between November 4, 2010 and January 6, 2011.

Discontinued reporting obligations of certain insiders.  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC under Section 16 of the Exchange Act, and will no longer be subject to the related prohibitions against retaining “short-swing profits” in our shares of Common Stock.  Additionally, any persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

Reduced access to equity and debt capital markets.  Because the Company will no longer be registered with the SEC and will not be filing the periodic reports under the Exchange Act, it may be more time consuming and difficult for us to access the equity and debt markets.  This is because there is propensity of investors to favor investments in public reporting companies because it facilitates their due diligence and provides for a more assured exit strategy through the public markets.  Notwithstanding this potential limitation, the Company does not expect the Reverse Stock Split to have a negative impact on the Company’s ability to meet its current financing needs, because it plans to continue to prepare reviewed financial statements and there are increasing amounts of capital available in the Chinese market which is not geared to the United States equity markets.

Possible loss of prestige for the Company.  Public companies are often viewed by stockholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies.  Public companies are more likely to be followed by analysts who publish reports on their operations and prospects.  Typically, public companies garner more press and media coverage than companies whose securities are not available for purchase by the investing public.  Notwithstanding the foregoing, the Company, in its estimation, has not experienced the prestige or greater visibility that comes from being a public company and has not been the subject of independent analyst reporting.  Therefore, the Company does not expect that this change in visibility will have a negative impact on the Company.

Procedural  Fairness.  The Board of Directors believes that the transaction is procedurally fair to both Cashed-Out Stockholders and Continuing Stockholders, including the following:

•	The transaction is being effected in accordance with all applicable requirements of the Company's organizational documents and Nevada law.

•	The transaction has been unanimously approved by the Board of Directors, including the Independent Directors.

•	For the transaction to proceed, the transaction will be subject to approval by a majority of the issued and outstanding shares of the Common Stock.

•
Until the effective date of the Reverse Stock Split, all of the Company's stockholders will have an opportunity to adjust the number of shares of Common Stock they will own as of the effective date.  Accordingly, stockholders who would otherwise become Cashed-Out Stockholders can become Continuing Stockholders, and stockholders who would otherwise become Continuing Stockholders can become Cashed-Out Stockholders.

•	The Cashed-Out Stockholders have dissenters rights under Nevada law, if they disagree with the offered consideration for the Cashed-Out shares.

Certain aspects of the decision process by the Independent Directors and Board of Directors may be considered to reduce or nullify the fact that the Independent Directors and Board of Directors consider that the transaction has been carried out in a fair manner.  These include the following:

•
Although stockholder vote to approve the Reverse Stock Split is being sought, the Board of Directors understands that the majority stockholder, holding 63.13% of the issued and outstanding shares has indicated that it is in favor of the Reverse Stock Split and management holding 14.92% has indicated that it will vote in favor of the Reverse Stock Split, such that the approval of the Reverse Stock Split is very likely to be obtained.

•
The Company did not appoint an independent representative to represent the non-affiliated stockholders who will be cashed-out or will be non-affiliated Continuing Stockholders. The only representation to these stockholders was provided by the Independent Directors, one of which holds an option to acquire up to 500,000 shares of Common Stock at $0.20 per share, of which the right to acquire 200,000 shares is currently vested, which vested portion represents less than one percent of the issued and outstanding shares of Common Stock on a beneficial.

•
There are certain conflicts that arise between the Independent Directors, which are more fully described on page 23 and 24 hereof, including the fact that (i) Mr. Shi, an Independent Director is an option holder for shares of Common Stock, (ii) Mr. Wang, a director and the senior officer, is a substantial stockholder through Sinoquest Management Ltd, (iii) the directors and management will continue in their respective positions after the Reverse Stock Split, and (iv) the directors and management will no longer have to provide public reports of their share transactions and holdings.

•	The Independent Directors and Board of Directors did not engage a financial advisor to advise on the various alternatives of ceasing to be a public reporting company.

Reports and Opinions.  The Independent Directors considered the firm of The Mentor Group to act as its financial advisor for purposes of valuation of the Common Stock in connection with the Reverse Stock Split. This firm was selected because of the breadth of their experience in many areas of asset, stock, option and business valuation.

It was decided by the Independent Directors to limit the scope of the engagement of The Mentor Group. It was determined that the valuation methods to be used would be the discounted cash flow method and the market approach.

The Independent Directors considered that valuations using the current stock market prices and the historical stock market prices of the Common Stock would not be reflective of the value of the Common Stock because they were concerned that a statistical analysis of the trading volume, actual number of trading days on which sales took place and actual prices paid would not represent the true enterprise value of the Common Stock that would be reflected through the discounted cash flow and market approach methods. This had been the experience of the Company in its attempts to raise money when potential investors suggested equity investment pricing based on the market price statistics rather than the enterprise values.  The Independent Directors believed that (i) the small number of shares eligible for trading held by non-affiliates and other restricted persons, (ii) the consistently small number of shares that traded, (iii) the few actual trading days, and (iv) the fact that the prices have consistently been quite low, would render a valuation that would be below the value reflecting the current business.  Also, they were concerned that a valuation dependent on the United States stock market would be adversely reflective of the 2008-2009 recession and the 2010 investor rejection of many Chinese operating companies and the consequent low stock prices because of various adverse business and accounting issues associated with such companies in that year and continuing into 2011.  This determination was made notwithstanding the fact that there had been two days on which there were actual sales at $0.72 in early December 2010 and January 2011, and several additional trading days when there were no reported sales but the reported closing sale price was at the same $0.72, and the fact that there were 15 other trading days between November 4, 2010 and January 6, 2011 when the reported closing sale price was above $0.56.

Liquidation value also was not considered to likely be demonstrative of the amount to be paid for the Cashed-Out Stockholders because the Company believed that the greater value lay in the business as a continuing enterprise.  Liquidation value of the Company would be low because the location of the Company operations being in the PRC, through a PRC corporate entity, would present some additional issues that would reduce any valuation. The valuation of the property and equipment of the Company (representing approximately 15% of the assets as of June 30, 2010) would be difficult because valuing land in China depends on the continuation of the land use rights that are governed by a lease or other agreement with the appropriate owning government authority. Therefore, land such as that on which the Company plants are located is not generally considered a free market asset, and consequently valuation of land may not be possible or would have to be extremely low, and any valuation would have to be subject to a reduction for the time value of money due to the regulatory approval process for a transfer even where permitted and the term of the lease.  The goodwill of the Company (representing approximately 17% of the assets as of June 30, 2010) would be eliminated in such a valuation method.  The fact that the Company has a lot of competition within the PRC and has a limited number of customers would likely result in little interest in a purchase of the Company as a whole, so at best, a liquidation valuation would be dependant on a break up approach, not a business sale approach.  Inventory (representing approximately 14% of the assets as of June 30, 2010) and accounts receivable (representing approximately 19% of the assets as of June 30, 2010) would have to be deeply discounted for a liquidation valuation determination. Any payment from the operating subsidiary to the United States parent from the sale of assets would be subject to the PRC withholding tax on any repatriation payments to the United States parent company, currently 10%, and any realized amounts from the sale of assets would have to take into account any PRC income and capital gains tax and any United States corporate dividend receipt tax.  These tax obligations would greatly reduce any valuation represented by a share of the United States parent Company in a liquidation analysis.  Therefore, the Independent Directors determined that liquidation value of the Company, either as a business or on a break-up basis, would most likely result in a low per share amount and would not represent a meaningful value of the Company for purposes of the Reverse Stock Split.  Additionally, because it is the intent of the Board of Directors and management to continue the business, using a liquidation valuation methodology was deemed unreflective of the value of the Company.

A valuation on the basis of going concern was also rejected as an appropriate method to value the business as a continuing enterprise.  Going concern value represents the asset value of a company as long as it remains in business.  To calculate the going concern value of a company, however, the analysis includes the intangible assets of the business such as goodwill, brand recognition and intellectual properties with the other assets.  On this basis, the assets of the Company were $12,091,651, or $0.44 per share, as of December 31, 2010, which the Independent Directors and Board of Directors determined was likely to be less than a valuation by the discounted cash flow or market approach methods, and in fact was less than the two ranges suggested by The Mentor Group.

After considering the experience of The Mentor Group, refining the scope of their valuation analysis, and negotiating the fees, the Independent Directors caused the Company to enter into an agreement for the preparation of a valuation analysis of the Company, to assist in their evaluation of the Reverse Stock Split and the amount of consideration to be paid to the Cashed-Out Stockholders and to provide a fairness opinion.

The Independent Directors, the Board of Directors and the Company, including their affiliates, did not have any actual or contemplated material relationship with The Mentor Group during the past two years and did not give to The Mentor Group any compensation other than in connection with their fairness opinion dated March 17, 2011.

The Independent Directors received an oral business valuation analysis report on March 17, 2011, and a fairness opinion dated March 17, 2011 from The Mentor Group related to the fair value of the Company’s shares of Common Stock, the fairness of the consideration to be paid to the unaffiliated stockholders.  The Mentor Group considered a number of factors in its analysis and used several methodologies in reaching its conclusions.

The full text of The Mentor Group fairness opinion is attached as an exhibit to this Proxy Statement as Appendix 3, which document sets forth, among other things, the assumptions made, the procedures followed, matters considered, and the limitations of the review undertaken by The Mentor Group, which are described below.  You are urged to read The Mentor Group fairness opinion carefully and in its entirety.

In connection with its opinion, The Mentor Group made such reviews, analyses and inquiries as it deemed necessary or appropriate under the circumstances.  The change in the revenues and loss and profit from 2009 to 2010 fiscal year was not taken into account under the discounted cash flow method or the market approach valuation methods used by The Mentor Group, except as a variable in the Monte Carlo simulation, as described below.

Discounted Cash Flow Method

The discounted cash flow (“DCF”) method forms the basis of determining the equity value under the income approach. The DCF method entails four basic steps, as follows:

▪	The determination of the appropriate after-tax cash flows to discount based upon projected cash flow to be generated by the Company.

▪	The selection of an appropriate discount rate for the Company based upon using the weighted-average cost of capital method with a capital structure of 50% equity and 50% debt.

▪	The determination of a terminal value for the Company as of the end of the last period for which projections are available.

▪	The determination of the equity value for the Company based on the sum of the present value of the projected cash flows.

We have utilized Monte Carlo simulation that takes into consideration 10,000 iterations for the combinations of the valuation variables. We have utilized a range for specific uncertain valuation variables. These uncertain variables include revenue growth inputs, cost of goods sold inputs, operating expense input and the discount rate that ranges from 15.4% to 17.4%.

Determination of Discount Rate

The discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. It can also be interpreted as the rate of return that would be required by providers of capital to the Company to compensate them for the time value of their money, as well as the risk inherent in the particular investment. Unless the capital providers could expect to earn this required rate of return, it would not be in their interest to invest. Thus, capital providers use the “opportunity cost of capital” or the return which could be earned on other investments with similar risk/return profiles as the basis from which to analyze each new investment opportunity.

It is important that the type of discount rate employed be consistent with the particular cash flow being discounted.  Because the projected free cash flows contain no deduction for interest expense, any assumptions regarding the capital structure of the firm must be incorporated into the discount rate.  Hence, the DCF approach uses a weighted-average cost of capital (“WACC”). The WACC calculation utilizes the following equation:

The WACC is an average of the costs of all sources of capital (debt, preferred and common equity, etc.) for the Company, with each source weighted by its respective percentage share in the capital structure of the Company.  The table above is a representation of the WACC that was used in the analysis of the Company.

The costs of capital used in the WACC are estimates of appropriate expected returns for the various providers of capital to the asset being valued. The best method of estimating these variables is to examine similar investment opportunities in the public market and attempt to determine the market consensus expected returns for these investments.  These figures can then be used as a basis for selecting appropriate expected returns for the asset being valued. The cost of debt capital is typically defined as the yield to maturity on comparable debt instruments traded in the public market, as adjusted for specific risk factors related to the asset being valued.  Similarly, the cost of preferred equity capital can be defined as the risk-adjusted yield to maturity on comparable, publicly traded, nonconvertible preferred stocks. In general, the yield to maturity represents the market consensus on what percentage return is appropriate for the particular security.  It is an estimate of expected return as of a particular point in time, and is easy to compute given that the amount and timing of future payments from a fixed income security (interest or dividends) are contractually fixed.

Estimating the expected returns for similar intangible asset investments is not so straightforward. Unlike fixed income instruments, intangible assets do not provide the investor with a predictable stream of future payments. As a result, it is impossible to know exactly what returns investors expect from their investments in intangible assets.  The most widely used method of estimating the cost of equity is the capital asset pricing model (“CAPM”).  The CAPM is an expectational model that attempts to relate the risk inherent in an investment with the returns expected by investors.  In short, the price paid for an asset must yield an expected return sufficient to compensate the investor for the risk that the expected future value of the asset is not realized.  Expected return estimates generated by the CAPM will not, however, compensate the investor for elements of risk that can be easily reduced through diversification in a portfolio of investments.  The following representation of the CAPM was used to estimate the customer’s cost of equity:

This application of the CAPM is built on the theory that the expected return on an equity investment can be explained by three factors:  the risk-free rate of return, the equity risk premium, and beta.  The risk-free rate of return represents the market consensus expected return on a security with no risk of default.  Hence, it compensates the investor for the time value of his money.  As a proxy for this hypothetical rate of return, we used the yield on newly issued long-term U.S. Treasury bonds, as of the valuation date.

The equity risk premium is intended to capture the additional return required by investors to compensate them for the risks inherent in equity investments.  Adding the equity risk premium to the risk-free rate yields the total expected return on equity investments.  In the analysis, The Mentor Group defined the equity risk premium as the historical average premium of common stock total returns over long-term Treasury bond yields, as presented in the Ibbotson annual yearbook. This equity risk premium is broken down into two components, the large company equity risk premium and the small company equity risk premium. The Mentor Group obtained both premiums from the Ibbotson annual yearbook for 2011.

Because the riskiness of equity investments will vary considerably, expected returns on different common stock investments will also vary. As a result, it is necessary to use the variable “beta” as a means of adjusting the magnitude of the risk premium to suit the specific risk profile of the equity investment.  Beta is a standardized measure of non-diversifiable risk.  It is defined as the covariance of the returns on the particular asset with the returns on the market portfolio, divided by the variance of the returns on the market portfolio.  The beta for the market portfolio, or the “average” equity investment, is 1.0. The higher the perceived riskiness of a particular equity investment, relative to an average equity investment, the higher the beta is for that investment.

Application of the CAPM to compute a reasonable cost of equity for the Company equity, and the selection of the additional variables used in the WACC equation were based partly on the comparative analysis of public companies in the industry, and the Ibbotson data; but, more on the Ibbotson market data. The Mentor Group factored in the specific risk associated with the Company in our analysis of WACC. Our analysis yielded a cost of equity of 24.6%. In utilizing the CAPM, we assumed that the beta would be 1.0; but, we utilized an industry risk premium of 3.2% based on a range of premiums outline in the Ibbotson market data. Included in this calculation, our selection of an appropriate discount rate also incorporated our assessment of the ability to achieve the projected operating results.  Specifically, a Company specific premium of 6% was added into to the cost of equity to reflect this additional risk which brought the total required rate of return consistent with similar assets with comparable risk.

In addition to the estimated cost of equity, The Mentor Group considered that the capital structure of the entity would be 50% equity and 50% debt, based upon the assumed capital structure of similar companies. Therefore, the weighted average cost of the capital is based on the cost of the equity. In our analysis, we estimated the implied weighted average cost of capital for the Company is 16.4%. For the valuation of the equity using the discounted cash flow method and Monte Carlo simulation, The Mentor Group utilized the weighted average cost of capital that ranged from 15.4% to 17.4%.

The Independent Directors were told that from this method of analysis, the range of the value of a share of Common Stock was approximately $0.45 to $0.67, with the statistical median being $0.56.

Market Approach – Public Guideline Company Method

This approach determines the value of a business enterprise by comparing the Company to comparable companies that are publicly traded. The first step in this approach is to select and analyze a sample of comparable companies. These publicly-traded companies are all larger than the Company. We focused our analysis on the following companies:

1.	Wonder Auto Technology, Inc.	WATG
2.	China Automotive Systems, Inc.	CAAS
3.	SORL Auto Parts, Inc.	SORL
4.	China Yuchai International Ltd.	CYD
5.	Wuhan General Group, Inc.	WUHN
6.	China Auto Logistics, Inc.	CALI
7.	China Gerui Advanced Material	CHOP

These comparable companies were selected on the basis of the following characteristics: (i) the company was engaged in some aspect of the machinery, auto parts, or equipment manufacturing industries, (ii) the company operations were based in the PRC, (iii) the company had common stock that was issued and outstanding and held by the public, (iv) the common stock of such company had to be traded on an exchange or some other quotation system so as to be able to compute a valuation multiple and (v) the company had to be providing reliable financial information in a way such as it was readily available to the public.  While the selected comparable companies were not exactly comparable in the sense that they were the same size or in the same business, the fact that their business enterprise, their business risk and customer base, as reflected in their public disclosure, was comparable, so that it was appropriate to use their valuation multiples in an analysis relating to the Company in order to obtain data to complete the statistical analysis, such as means, medians, harmonic means and quartiles.

We identified three multiples that we utilized in our analysis. These multiples were:

1.	MVIC to Sales
2.	MVIC to EBITDA
3.	MVIC to EBIT

MVIC = Market Value of Invested Capital (Market value of invested capital is equal to the stock price multiplied by the total shares outstanding plus interest bearing debt less cash.)

The Mentor Group used a Monte Carlo simulation model that utilized a range of the above referenced multiples.  Monte Carlo simulation is a method whereby the distribution of possible outcomes is generated by letting the computer re-calculate the market value of an asset 10,000 times, each time using a different set of the specific variables within the selected range. The output of using Mote Carlo simulation is a chart of all the possible market values. This is considered by some valuation experts as being much more helpful than simply using scenario analysis that takes into consideration a best case, worst case and most likely case because the chart of market values can be used to compute a value range at a very high confidence level.

In applying Monte Carlo simulation, The Mentor Group utilized a range for the following variables: (i) revenue growth, (ii) cost of goods sold, (iii) operating expenses (iv) cost of capital and (v) valuation multiples.  By using a range for these specific variables, The Mentor Group was able to compute 10,000 valuation iterations based on the different combinations for the variables within the selected range. Each of the 10,000 valuation iterations was then plotted on a chart. Once the 10,000 valuation iterations were completed, The Mentor Group was able to perform statistical analysis on the concluded market values.

Based on that statistical analysis, there was a 90% confident interval range from $0.46 to $0.67 using the income approach. The mode of the 10,000 valuation iterations was $0.54. The median of the 10,000 valuation iterations was $0.56. The mean of the 10,000 valuation iterations was $0.56.

Using the market approach, the range for the valuation multiples considered is as follows:

1.	MVIC to Sales	0.9x to 1.1x

2.	MVIC to EBITDA	6.5x to 8.5x

3.	MVIC to EBIT	7.1x to 9.1x

The 90% confident interval ranged from $0.50 to $0.63 using the market approach. The mode of the 10,000 valuation iterations was $0.55. The median of the 10,000 valuation iterations was $0.56. The mean of the 10,000 valuation iterations was $0.56.

Based on the foregoing, and in reliance thereon, it is The Mentor Group’s opinion that the Reverse Stock Split is fair to the stockholders of the Cashed-Out Shares from a financial point of view.

The Mentor Group was paid $30,000 for the fairness opinion and provided reimbursement of expenses, not to exceed $600, under the terms of an engagement agreement dated March 14, 2011.

The Mentor Group, in its engagement agreement with the Company, indicates that in no event, regardless of the legal theory advanced, will it be responsible to any person other than for its gross negligence or willful misfeasance. It continues stating that The Mentor Group makes not warranties to any third persons, which would include the stockholders of the Company. Whether or not this limitation of responsibility by The Mentor Group will be available as a defense will be resolved by a court of competent jurisdiction.  The resolution of whether or not the limitation of responsibility by The Mentor Group is available to them, will have no effect on the rights and responsibilities of the directors of the Company under applicable state law.  Even if there is a state law defense available to limit the liability of The Mentor Group or the directors of the Company, each of the foregoing may be found to be responsible under federal law, including under the federal securities laws.

Deliberations of the Board of Directors.  The Independent Committee Board of Directors reached the conclusions above regarding the advisability of the Reverse Stock Split after an evaluation process chronologically summarized below:

On March 20, 2010, the President of the Company, Peter Wang had a meeting in the city of New York with Company’s investment banker, CapLink Financial Group, LLC (“CapLink”), represented by Mr. Tony Tsai, during which meeting CapLink suggested that going private by some means to terminate its reporting obligations under the United States securities laws may result much better situation for Company to raise equity capital in the future and offer more flexibility to the capitalization of the Company.  There were a number of reasons for this conclusion. One set of reasons was that as a result of various suggested scandals surrounding certain Chinese operating companies that were United States public reporting companies, that the PCAOB had listed a large number of accounting firms with PRC offices which were auditing public reporting companies as not being in compliance with PCAOB requirements, and that issues had been raised about the quality of independent audit activities by some accounting firms of Chinese operating companies, the climate for investment into Chinese operating companies had depressed the value of many Chinese operating companies that were public reporting in the United States and the interest in investing in these companies.  Even though the aforementioned problems of some companies had nothing to do with the Company or the majority of Chinese operating companies that were United States reporting companies, it was suggested by CapLink that if the Company was a non-reporting company when it approached investors, it would be able to raise the merits of an investment into the Company without the hindrance of being compared to those companies that were publicly traded but were experiencing the effects of the scandals.

CapLink explained that investors in a public reporting company in the United States were largely uninterested in investing in companies with low trading volume and, if interested, would offer very low valuations based on what was not a representative trading valuation.  CapLink indicated that as a private firm, the investment approach would be that of a private equity investment which would typically value an equity investment on the basis of the performance of the company and growth prospects of the company and the industry within which it operated.  Generally speaking, it was pointed out that the price earnings for a public company, such as the Company, were then about 3 to 4 times while in the private equity market it would be expected to be about 10 to 12 times.

  Additionally, CapLink believed that there were a number of long-term, non-United States private equity investors who would be interested in investing in growing Chinese operating companies; however, they believed that significant foreign investors were often reluctant to invest in companies where they would have to be subject to United States personal disclosure laws such as Schedule 13d reporting and reporting share transactions under Section 16 of the Securities Exchange Act of 1934, that as long-term investors they wanted to conserve the costs of being public, and that as strategic investors, they believed a company should focus on operations and growth rather than quarterly earnings to satisfy stockholder relations demand.  Another benefit would be that by not having to disclose in SEC reports the terms of specific investment would increase the Company’s bargaining position with investors in trying to achieve the greatest investment with the least cost to the Company.  It was CapLink’s opinion that becoming a non-reporting company could be an option for the Company in attracting long-term equity investment.

On May 25, 2010, Mr. Peter Wang had a telephone conversation with, Mr. Shi, one of the independent directors of the Company, in which they discussed whether the Company should go private as raised by CapLink.  As part of the discussion, Mr. Wang and Mr. Shi focused on the capital needs of the Company going forward, the sources of capital available to the Company, whether or not there was continuing advantage to being a public reporting company in the United States, the stock trading activity of the Common Stock and the costs of being a public reporting company.  After a discussion, it was agree that the Company should consider pursuing a plan to withdraw from the reporting obligations of the Company under the United States federal securities laws.  It was also determined that Mr. Wang should continue to investigate the benefits and process of going private.

In June 2010, Mr. Wang had a conversation with Mr. Patrick Ko, a representative of FT Financial Global Capital, Inc. (an investment banking firm), during which they discussed whether the Company should go private.  Mr. Wang raised the points that had been discussed between Mr. Shi and himself on May 25, 2010.  During the conversation,  Mr. Ko indicated that in his personal estimation, the Company might be better able to raise capital for its operations as a non-reporting company in the United States. The same reasons as expressed by CapLink mentioned above, including the less than encouraging environment for capital raising by Chinese operating companies, the low trading price and volume of the Company Common Stock, and the difference in valuations between public and private companies, were reiterated by Mr. Ko. Moreover, not being a public reporting company would also permit management to focus on its operations without the distractions of the demands of public reporting and responding to the demands of public stockholders.

On September 20, 2010, Mr. Peter Wang called an internal meeting of the Company managers, including the financial director of the Company, Vivian Chen, and held a discussion about the cost and other resources associated with keeping Company as a public reporting company. After discussion, management concluded that the Company should go private because the Company working capital was declining, and there is no meaningful way to raise substantial funds as a public company.  Moreover, upon a review of the costs of continuing to be a public reporting company, it was seen that the annual expense was over $308,000 per year, based on the fiscal year ended June 30, 2010, and that amount was likely to increase going forward, especially considering the effects of the Dodd-Frank legislation and the changes in Edgarization requirements.

During the period between late September 2010 and the end of December 2010, the Company’s in-ability to raise equity capital was made more clear to management.  Although management considered equity forms of financing, because the market prices of the Common Stock were low and there was little trading volume to support the price or an offering of Common Stock of the Company, such forms of financing offered were at unfavorable valuations and therefore were not practical or in the Company’s best interests. Moreover, the climate in the United States capital markets for investing in Chinese operating companies continued to be over-shadowed by the reporting and accounting issues that had persisted since early in 2010. Because of the offered equity funding was unacceptable, instead, management actively sought to borrow money from one or more commercial banks for its operations.  The public price of the Common Stock, being so low, did not facilitate finding such debt financing either, because the low price and low volume suggested a lower valuation of the Company and its assets.

On January 20, 2011, Mr. Peter Wang, as the chairman of the Board of Directors, called a meeting of the directors.  The principal issue was to discuss the capital needs of the Company and to consider whether or not it was practical for the future of the Company to continue to be a public reporting company and continue to seek to have the common stock traded in a public market.  The Board of Directors considered the informal, oral advice that management had heard from CapLink and FT Global Financial Capital, Inc., the experience of management in trying to raise capital during the later part of 2010 and the costs of being public.  The board of directors concluded, after discussion, that they should establish a committee of the Board of Directors comprised of Mr. Shi and Mr. Chen, the two independent of directors, who would consider whether or not the Company should terminate the reporting obligations of the Company under the United States securities laws and in essence become a non-reporting, private company, which committee would make a recommendation to the Board of Directors.

During later January and February 2011, management, at the direction of the Independent Directors consulted by telephone with legal counsel to learn the various means by which a company could cease being obligated to prepare and publish public reports under the United States securities laws and the process and time frame needed to take such action.  Management and legal counsel investigated the ability of the Company to pursue several different alternatives and assessed the merits of each.  Management informally reported by telephone conference the results of these conversations and investigations to the Independent Directors.

On March 8, 2011, management also discussed with legal counsel the need for and benefits of a fairness opinion as part of the deliberative process of the Independent Directors and the Proxy Statement that would be provided to stockholders.  After that discussion, management reported to the Independent Directors the conclusions of the conversation with legal counsel.  On March 8, 2011, the Independent Directors held a meeting in which they determined that they would seek a fairness opinion as to the consideration to be paid to the unaffiliated stockholders that would be cashed-out in the Reverse Stock Split and obtain an analysis of the value of the Common Stock based on different valuation methodologies. Management approached CapLink to see if they would undertake the engagement, but CapLink declined indicating that because of their past association with the Company as a financial advisor, it was not appropriate for them to undertake the assignment. CapLink introduced the Company to The Mentor Group, a specialist in valuations, appraisals and mergers and acquisitions.  The Mentor Group was an experienced firm in business valuations, and had many departments relating to financial services and valuations.  According to their very comprehensive web site they listed providing valuation and solvency reports for over thirty five companies, and they provided a wide range of valuations of common stock, inventory, intangible assets, options, transfer pricing, among other kinds of valuation.  They are considered an expert in valuation analysis.  On March 9, 2011, the Independent Directors approached The Mentor Group to see if they would undertake an assignment to render a fairness opinion in connection with the Reverse Stock Split, and indicated the methods of valuation that would be best reflective of the Company’s value.  On March 9, 2011, management obtained a proposal from The Mentor Group to perform the analytic work for valuation of the Company in connection with the Reverse Stock Split and to provide a fairness option.  Management reported to the Independent Directors, and after discussion the Independent Directors authorized management to negotiate and conclude an agreement to engage The Mentor Group.  The Mentor Group was engaged pursuant to the terms of understanding dated March 14, 2011, under an agreement dated March 15, 2011.  The fee to be paid was set at $30,000, plus expenses, not to exceed $600.

On March 10 and 11, 2011, management provided certain materials, including various projections concerning the future business of the Company which are included as Appendix D, to The Mentor Group.  During the period of March 12 to 15, 2011, The Mentor Group had further discussions with management of the Company from time to time to obtain information concerning the business of the Company.  On March 15, 2011, The Mentor Group had a discussion with management of the Company about the range of value for a share of Common Stock of the Company that their analysis had produced.  The range, based on their analysis was $0.45 to $0.67 using a discounted cash flow method and $0.49 to $0.63 using a market value method.  The management said that if The Mentor Group was comfortable and finished with their analysis and did not need additional information, then it would be appropriate to present to the Independent Directors the analysis and final form of fairness opinion. The Mentor Group indicated that they were ready to make a presentation to the Independent Directors.   A telephonic meeting of the Independent Directors was set up with The Mentor Group, management of the Company and legal counsel for the Company to hear an oral presentation of the analysis for the value range for a share of Common Stock and receive the fairness opinion.  The meeting was held March 17, 2011.

On March 17, 2011, at 10:00AM, the Independent Directors had a meeting at which The Mentor Group reviewed its analysis orally and the written draft of the fairness opinion. Mr. Brad Cashion acted for The Mentor Group. Also attending the meeting was Mr. Peter Wang, representing management of the Company, Mr. Andrew Hudders, counsel to the Company, and Mr. Tsai of Caplink acted as translator.

Mr. Cashion reviewed the nature of the assignment for the fairness opinion and explained his position in the firm.  He repeated the fundamental aspects of the transaction being a reverse stock split, with a cash out of fractional shares.

Mr. Cashion then explained the steps of the valuation analysis, indicating that he started with a review of the historical operations of the business available in the public reports of the Company and an analysis of the market performance of the Common Stock. He also indicated that he had been provided with projections by management, which were also considered in his analysis. He then summarized for the Independent Directors the other information that he examined, including basic information about the nature of the Reverse Stock Split terms, discussions with management about the operations, financial conditions and future prospects for the Company, publicly available information about companies that could be considered comparable to the Company. Mr. Cashion then explained how he reviewed the foregoing data to examine the historical gross profit margin and EBITDA for each year of the projections provided by management.  Mr. Cashion explained the techniques he used to perform his analysis, including the Monte Carlo Simulation and how such technique was able to provide an analysis of a range of variables to test the sensitivity of the final valuation.  Mr. Cashion explained how, using the different data and ranges, he was able to create a range of values for the common stock of the Company.

Mr. Cashion then explained the discounted cash flow analysis, indicating how this is a determination of the equity value of a share of Common Stock under the income approach. He indicated that this approach resulted in a valuation range of $0.46 to $0.67 per share.  The mean and median of this valuation approach showed a value of $.56, per share.

Mr. Cashion then discussed the market approach.  He reviewed the guideline companies, numbering seven companies, and pointed out the determined market multiples of the selected companies.  He then discussed how he analyzed the market multiples to determine the median, mean and harmonic mean and the comparison to the Company using the last and next 12 months data about the Company.  Again, Mr. Cashion described how he was able to create a table of the relevant multiples for the Company, and then using the Monte Carlo analysis, generate a range of valuations, which showed a per share range of $0.49 to $0.63.  The median  for this valuation, also, was $0.56 per share.

Mr. Cashion concluded that based on these analyses, that if the Independent Directors determined to pay $.56 per shares for the Cashed-Out Stockholders, then the amount would be fair to the stockholders from a financial perspective.

After the presentation by Mr. Cashion, the Independent Directors discussed the data presented and the determined that the consideration to be paid to the for the Cashed-Out Shares should be $0.56.  They also reviewed the substantive factors in favor and against the Reverse Stock Split, the procedural steps to undertake the proposed transaction, and the potential conflicts of interest that the management and others may have in the transaction.  They concluded that, overall, the Reverse Stock Split was fair to the Company’s unaffiliated stockholders, both in terms of its form, substance and the cash consideration being offered, and that the reverse stock split is in the best interests of the Company and is substantively and procedurally fair to the Company’s unaffiliated stockholders, regardless of whether they are classified as cashed-out or continuing stockholders.  Based on the foregoing, they recommended to the Board of Directors to approve the Reverse Stock Split and the amount of $0.56 to be paid for the cashed out shares.

On March 17, 2011, at 10:45AM, the Board of Directors met, to consider the recommendation of the Independent Directors with regard to the Reverse Stock Split.  The Board of Directors considered the recommendation, and reviewed the draft fairness opinion of The Mentor Group as well as the various substantive factors for and against the proposed transaction.  The Board of Directors also reviewed the procedural aspects of the transaction.  The Board of Directors also considered the conflicts of interest that the management and others may have in the transaction.  After deliberation, the Board of Directors concluded that that the Reverse Stock Split was fair to the Company’s unaffiliated stockholders, both in terms of its form, substance and the cash consideration being offered, and that the reverse stock split is in the best interests of the Company and is substantively and procedurally fair to the Company’s unaffiliated stockholders, regardless of whether they are classified as cashed-out or continuing stockholders.  Based on the foregoing, the Board of Directors approved the Reverse Stock Split and the amount of $0.56 to be paid for the cashed out shares.  The Board of Directors then commissioned management to seek stockholder approval, which could include seeking the consent of Ruihua International Ltd, as the holder of approximately 63% of the issued and outstanding Common Stock.

After the meeting of the Board of Directors, at the request of the board, management notified The Mentor Group to provide the final version of their fairness opinion.  Mr. Cashion then provided the signed and dated fairness opinion on March 17, 2011, the only changes to the draft presented to the Independent Directors being the addition of the date, removal of the making of “draft” and the addition of the signature.

On March 18, 2011, Ruihua International Ltd., after review of certain information provided to it offered its written consent to approve the Reverse Stock Split.  On the basis of this offered consent, the Company prepared an Information Statement, which was filed with the SEC on March 22, 2011.  On the basis of certain comments from the Staff of the SEC, it was determined on May 5, 2011 not to continue with the stockholder approval by means of a written stockholder consent and proceed with a special meeting of the Stockholders.  The Board of Directors took action by written consent on May 6, 2011 to call a special meeting and authorize the management to prepare this Proxy Statement and organize a special meeting.

Recommendation of the Independent Committee and the Board of Directors. For the reasons discussed above, the Independent Directors and the Board of Directors has determined the Reverse Stock Split to be fair to the Company's unaffiliated stockholders, both in terms of its form and the cash consideration being offered.  Furthermore, the Independent Directors and the Board of Directors unanimously concluded that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to the Company's unaffiliated stockholders, regardless of whether such stockholders are classified as Cashed-Out Stockholders or Continuing Stockholders.

Financial Information.

The audited consolidated financial statements of the Company as of and for the periods ended June 30, 2009 and 2010 are incorporated in this Proxy Statement by reference to Item 8 of the Company’s 2010 Amended Annual Report on Form 10-K (filed with the SEC on December 13, 2010). The unaudited consolidated financial statements of the Company as of and for the period ended December 31, 2010 are incorporated in this Proxy Statement by reference to Item 1 of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010 (filed with the SEC on February 11, 2011). The 2010 Amended Annual Report and Quarterly Report for the period ended December 31, 2010 are collectively referred to as our Financial Reports.

The following summary of historical consolidated financial data was derived from the Company's audited consolidated financial statements as of and for the fiscal years ended June 30, 2009 and 2010, and the unaudited consolidated financial statements as of and for the fiscal quarters ended December 31, 2009 and 2010, presented in the Financial Reports.  This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and other financial information, including notes thereto, contained in the Company's Financial Reports.

Summarized Audited Consolidated Balance Sheets for the years ended June 30, 2009 and 2010:

	June 30, 2010	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$1,586,407	$4,305,918
Short term investments
Net Receivables	4,081,495	1,989,057
Inventory	2,680,666	1,568,445
Other current assets	143,263	3,103,501

Total current assets	8,491,831	10,966,921

Property and equipment, net	3,017,569	2,662,924

Goodwill	3,425,868	3,407,262

Intangible Assets	451	1,522

Other assets	4,960,475	64,053

Total assets	$19,896,194	$17,102,682

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,110,232	$1,616,509
Short/Current Long Term Debt	1,571,175	2,512,651
Other current liabilities	3,322,277	635,408
Total current liabilities	9,003,684	4,764,568

Minority Interest	295,664	2,759,845

Total liabilities	9,299,348	7,524,413

Stockholders’ equity:
Common stock,	27,613	27,613
Additional paid-in capital	16,484,097	16,484,097
Retained earnings	(7,558,542)	(8,440,255)
Other Stockholder Equity	1,643,678	1,506,814
Total stockholders’ equity	10,596,846	9,578,269

Total liabilities and equity	19,896,194	17,102,682

Summarized Audited Consolidated Statements of Operations and Comprehensive Income:

	For the Years Ended June 30,
	2010	2009

Revenue	$10,983,800	$4,923,918

Cost of Revenue	8,359,486	3,839,489

Gross profit	2,624,314	1,084,429

Operating expenses
Selling, general and administrative	1,287,359	2,048,155

Operating Income or Loss	1,336,955	(963,726)

Total Other Income/Expenses Net	345,867	(82,085)
Earnings Before Interest And Taxes	1,682,822	(1,045,811)
Interest Expense	(82,096)	16,145
Income Before Tax	-1,600,726	(1,029,666)
Income Tax Expense	(264,418)	(57,246)
Minority Interest	(263,903)	(45,278)
Net Income From Continuing Ops	1,072,405	(1,132,190)

Net Income	1,072,405	(1,132,190)

Summarized Audited Consolidated Statements of Cash Flows for the years ended June 30, 2009 and 2010:

	For the Years Ended June 30,
	2010	2009

Net income (loss)	$1,336,308	$(1,086,912)

Operating Activities, Cash Flows Provided By or Used In
Depreciation	323,734	215,844
Adjustments To Net Income	98,221	594,987
Changes In Accounts Receivables	(2,137,604)	(1,249,392)
Changes In Liabilities	2,005,482	1,325,876
Changes In Inventories	(1,098,936)	(322,261)
Changes In Other Operating Activities	829,842	1,961,485
Total Cash Flow From Operating Activities	1,357,047	1,439,627

Investing Activities, Cash Flows Provided By or Used In
Capital Expenditures	(666,156)	(368,312)
Investments	(2,253,052)	(57,500)
Other Cash flows from Investing Activities	(166,614)	(178,965)
Total Cash Flows From Investing Activities	(3,085,822)	(604,777)

Financing Activities, Cash Flows Provided By or Used In
Net Borrowings	(777,351)	2,197,500
Total Cash Flows From Financing Activities	(777,351)	2,197,500

Effect Of Exchange Rate Changes	10,956	1,444

Change in cash and cash equivalents	(2,495,170)	3,033,794

Summarized Unaudited Consolidated Balance Sheets of the most recent quarter:

December 31, 2010
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,293,194
Short term investments
Net Receivables	6,524,226
Inventory	3,676,790
Other current assets	910,403

Total current assets	16,404,613

Property and equipment, net	4,009,375

Goodwill	3,528,202

Intangible Assets

Other assets	4,103,810

Total assets	$28,046,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,181,621
Short/Current Long Term Debt	9,207,777
Other current liabilities	1,269,054
Total current liabilities	15,658,452

Minority Interest	295,889

Total liabilities	15,954,341

Stockholders’ equity:
Common stock,	27,613
Additional paid-in capital	16,487,486
Retained earnings	(6,487,773)
Other Stockholder Equity	2,064,333
Total stockholders’ equity	12,091,659

Total liabilities and equity	28,046,000

Summarized Unaudited Consolidated Statements of Operations and Comprehensive Income of the most recent quarter:

	For the Three Months	For the Six Months
	Ended December 31, 2010	Ended December 31, 2010

Revenue	$4,750,859	$8,734,404

Cost of Revenue	3,497,710	6,470,261

Gross profit	1,253,149	2,264,143

Operating expenses
Selling, general and administrative	604,411	948,855

Operating Income or Loss	648,738	1,315,288

Total Other Income/Expenses Net	108,247	143,099
Earnings Before Interest And Taxes	756,985	1,458,387
Interest Expense	(186,783)	(202,738)
Income Before Tax	570,202	1,255,649
Income Tax Expense	(10,595)	(184,655)
Minority Interest	(48)	(225)
Net Income From Continuing Ops	559,559	1,070,769

Net Income	559,559	1,070,769

Unaudited Consolidated Statements of Cash Flows of the most recent quarter:

For the Six Months Ended December 31,
2010

Net income (loss)	$1,070,994

Operating Activities, Cash Flows Provided By or Used In
Depreciation	175,447
Adjustments To Net Income	(17,928)
Changes In Accounts Receivables	(2,302,891)
Changes In Liabilities	1,881,743
Changes In Inventories	(908,321)
Changes In Other Operating Activities	(1,626,782)
Total Cash Flow From Operating Activities	(1,727,738)

Investing Activities, Cash Flows Provided By or Used In
Capital Expenditures	(1,069,057)
Investments	627,768
Other Cash flows from Investing Activities
Total Cash Flows From Investing Activities	(441,289)

Financing Activities, Cash Flows Provided By or Used In
Sale Purchase of Stock
Net Borrowings	4,541,176
Total Cash Flows From Financing Activities	4,541,176

Effect Of Exchange Rate Changes	61,362

Change in cash and cash equivalents	2,433,511

The book value per share as at December 31, 2010 was $0.49.  The income per common share (basic and diluted) for the years ended June 30, 2009 and 2010 and the period ended December 31, 2010 is as follows:

	Basic	Diluted
For fiscal year 2009	(0.04)	(0.04)
For fiscal year 2010	0.04	0.04
Ended on December 31, 2010 (six months)	0.04	0.04

The Company has not prepared for presentation in this Proxy Statement pro-forma financial statements showing the effect of the Reverse Stock Split, because the anticipated costs of the transaction, together with the amount of consideration to be paid to the Cashed-Out Stockholders is expected to be less than $175,000, and the number of shares that will be paid out and cancelled, on a pre-Reverse Stock Split basis, will be less than 100,000 shares.  On the basis of the amount of cash and cash equivalents and total assets held by the Company at and the number of shares outstanding at December 31, 2010, the Reverse Stock Split is not considered a material transaction and will not result in a material change in the balance sheet, statements of operations and comprehensive income, earnings per share or book value per share as of the date of the above summarized audited and unaudited financial statements for the periods June 30, 2010 and December 31, 2010.

Stock Certificates.

The Company has appointed the Transfer Agent to act as exchange agent to carry out the exchange of certificates for cash or new certificates, as applicable.  On the effective date of the Reverse Stock Split, all stock certificates evidencing ownership of Common Stock held by Cashed-Out Stockholders shall be deemed canceled without further action by such Cashed-Out Stockholders.  Such certificates will no longer represent an ownership interest in the Company but will represent only the right to receive cash equal to $0.56 per share in exchange for such shares.  Certificates representing shares of Common Stock held by Cashed-Out Stockholders subsequently presented for transfer will not be transferred on the Company's books and records.

The Transfer Agent will furnish stockholders with the necessary materials and instructions to effect such surrender promptly following the effective date of the Reverse Stock Split.  The letter of transmittal will direct how certificates are to be surrendered for cash or new certificates, as applicable.  Stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent in accordance with the instructions set forth on the transmittal letter before they can receive cash payment for those shares or new certificates, as applicable.  Do not send your stock certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.  In connection with the Reverse Stock Split, the Common Stock will be identified by a new CUSIP number.  This new CUSIP number will appear on all stock certificates representing shares of Common Stock issued after the effective date of Reverse Stock Split.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares.  All expenses of the Reverse Stock Split will be borne by the Company.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of the voting stock is required to approve the proposal to change the name of the Company. It is management’s understanding that there is one stockholder which holds 63.13% of all the outstanding shares of common stock entitled to vote on the reverse stock split proposal, the vote of which will be determinative on the matter and that this stockholder has indicated that it is in favor of the Reverse Stock Split.  Additionally, management persons, through Mr. Peter Wang, the president of the Company, has the right to vote 14.92% of all the outstanding shares of common stock entitled to vote on the Reverse Stock Split, and this person has indicated that these shares will be voted to approve the reverse stock split proposal.  Therefore, it is virtually assured that the Reverse Stock Split will be approved.

Upon the recommendation and approval of the Independent Directors, the Board of Directors unanimously recommends a vote FOR the approval of the Reverse Stock Split, and that the Board of Directors reasonably believes and unanimously determined that the Reverse Stock Split is fair to, and in the best interests of, the Company and the stockholders.

ADDITIONAL INFORMATION REGARDING THE REVERSE STOCK SPLIT

Material Federal Income Tax Consequences.  The following discussion is a summary of certain United States federal income tax consequences relating to the Reverse Stock Split.  It does not purport to be a complete discussion or analysis of all potential tax consequences which may apply to the Company and its stockholders, and it is not intended as tax advice to any person or entity.

ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDINGTHE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THEAPPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In reviewing this discussion of federal income tax consequences, please be advised of the following:

•	This disclosure only addresses the United States federal income tax consequences to stockholders who hold their shares of Common Stock as a capital asset.

•
This disclosure does not address all of the federal income tax consequences that may be relevant to particular stockholders based upon their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation.

•
This disclosure is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), and the laws, regulations, rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

•	This disclosure does not address the tax consequences to the Company's stockholders under state, local, and foreign laws.

•	The Company has not requested or received a tax opinion from legal counsel with respect to any of the matters discussed herein.

•
No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and there can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

Federal Income Tax Consequences to the Company.  The Board of Directors believes that the Reverse Stock Split will be treated as a tax-free “recapitalization" under Section 368(a)(1)(E) of the Code for federal income tax purposes.  Accordingly, the Company will not recognize taxable income, gain, or loss in connection with the Reverse Stock Split.

Federal Income Tax Consequences to the Continuing Stockholders.  The Board of Directors believes that the Continuing Stockholders will not recognize gain or loss, or dividend income, as a result of the Reverse Stock Split and the aggregate basis and holding period of such stockholders in shares of Common Stock held immediately prior to the Reverse Stock Split will carry over as the aggregate basis and holding period of such stockholders' shares of Common Stock held immediately after the Reverse Stock Split.

Federal Income Tax Consequences to the Cashed-Out Stockholders.  The Board of Directors believes that the Cashed-Out Stockholders' receipt of cash in lieu of fractional shares of Common Stock pursuant to the Reverse Stock Split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes.  The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder's specific circumstances, will be taxed as either: (i) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's adjusted tax basis for the redeemed shares; or (ii) a cash distribution which is treated: (A) first, as a taxable dividend to the extent of the Company's 2010 earnings and the Company's accumulated earnings and profits; (B) then, as a tax-free return of capital to the extent of the stockholder's adjusted tax basis in the redeemed shares; and (C) finally, as gain from the sale or exchange of the redeemed shares.

Capital Gain and Loss.  For individuals, net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 15%.  However, net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates.  Also, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends.  In general, dividends are taxed at ordinary income rates.  However, "qualified dividend income" received by individual or non-corporate stockholders will be taxed at the rate that applies to net capital gain.  As previously discussed, currently the maximum capital gain rate is 15%.  To be eligible for the capital gain rate for "qualified dividend income," a stockholder must have held the shares of Common Stock for more than 60 days during the one 120-day period beginning 60 days before the ex-dividend period as measured under Section 246(c) of the Code and such stockholder must not be under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. “Qualified dividend income" does not include any amount which a stockholder takes into account as investment income under Section 163(d)(4)(B) of the Code for purposes of determining such stockholder's allowed investment interest deduction.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING YOUR APPLICABILITY FOR, AND THE APPROPRIATE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX TREATMENT OF, ANY SUCH DIVIDEND INCOME.

Backup Withholding.  Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the effective date of the Reverse Stock Split.  Failure to provide such information may result in backup withholding.

Appraisal  Rights.  Under Nevada law dissenting stockholders of the Company are entitled to appraisal or dissenting owners rights in connection with certain corporate actions.  Such actions would include the Articles of Amendment being proposed to facilitate the Reverse Stock Split.  The following summarizes a dissenting stockholder's appraisal rights, whereby a stockholder may seek to obtain a fair value for such stockholder's shares, which value may be determined to be different than the cash consideration being offered pursuant to the Reverse Stock Split through the process of dissenting stockholder appraisal rights. If you wish to exercise your dissenters' rights or preserve the right to do so, you should carefully review Appendix 1 to the Proxy Statement. If you fail to comply with the procedures specified in a timely manner, you may lose your dissenters' rights. A copy of Sections 92A.300 to 92.500, inclusive of the Nevada General Corporate Law, which provide the “rights of dissenting owners” has also been attached as Appendix 1 to this Proxy Statement. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

Pursuant to Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes ("CHAPTER 92A"), any stockholder of the Company is entitled to dissent to the Reverse Stock Split, and obtain payment of the fair value of the shares. In the context of the Reverse Stock Split, Chapter 92A provides that stockholders may elect to have the Company purchase pre-Reverse Stock Split shares that would become fractional shares as a result of the Reverse Stock Split for a cash price that is equal to the "fair value" of such shares, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any stockholder means the value of such shares immediately before the effectuation of the Reverse Stock Split, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split, unless exclusion of any appreciation or depreciation would be inequitable, using customary and current valuation concepts, without discounting for lack of marketability or minority interests.

Stockholders who have not validly tendered their shares of Common Stock will be entitled to exercise dissenters' rights. Stockholders who perfect their dissenters' rights by complying with the procedures set forth in Chapter 92A will have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the $0.56 per share to be paid in connection with the Reverse Stock Split. In addition, stockholders who invoke dissenters' rights may be entitled to receive payment of interest at a statutory rate from the effective time of the transaction on the amount determined to be the fair value of their shares.

Within 10 days after the effectuation of the Reverse Stock Split, the Company will send a written notice (a "Dissenters' Rights Notice") to all the record stockholders of the Company entitled to dissenters' rights. The Dissenters' Rights Notice will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not they acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenter's rights.

In order to maintain eligibility to exercise dissenters' rights under Chapter 92A, you must take the following actions at the date specified in the Dissenters’ Rights Notice, which will be not less than 30 days after or more than 60 days after the date that the Dissenters' Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters' Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters' Rights Notice; and (iii) deliver the certificates representing the dissenting shares to the Company.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Reverse Stock Split. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended June 30, 2010 and the most recent interim financial statements; (ii) a statement of the Company's estimate of the fair value of the shares; and (iii) an explanation of how the interest was calculated. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter's rights by commencing an action in Clark County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company's payment, the dissenting stockholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder's own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 40 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with Chapter 92A or (ii) against either the Company or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters' rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters' rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters' rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The foregoing summary of the rights of dissenting stockholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights of appraisal rights available under Chapter 92A. The preservation and exercise of dissenters' rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Appendix 1 to this Proxy Statement.

The Company has not made any provision to obtain counsel or appraisal services for unaffiliated stockholders.

FOR A COMPLETE ANALYSIS OF THE APPRAISAL PROCESS, YOU ARE ENCOURAGED TO SEEK YOU OWN LEGAL COUNSEL.

Unclaimed Property Laws.  The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state.  Cashed-Out Stockholders who do not return their share certificates and request payment following the Reverse Stock Split generally will have a period of time from the effective date in which to claim from the Company the cash payment to which they are entitled.  States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state.  The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state.  If we do not have an address for the holder of record of the shares, then unclaimed cash out payments will be turned over to the states as required.

  Reservation of Rights .  Although the Company is requesting stockholder approval of the proposed Articles of Amendment, the Board of Directors reserves the right to decide to abandon the Reverse Stock Split before the effective date of the Reverse Stock Split.  Although the Board of Directors presently believes that the proposed Articles of Amendment are in the best interests of the Company, and thus has recommended a vote for them, the Board of Directors nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the effective date of the Reverse Stock Split, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time.  Such reasons include any change in the nature of the Company's shareholdings prior to the effective date of the Reverse Stock Split which would result in the Company being unable to reduce its number of stockholders of record to below 300 as a result of the Reverse Stock Split.  If the Board of Directors decides to not file the proposed Articles of Amendment, the Board of Directors will notify the stockholders of such decision promptly by mail, press release or appropriate public disclosure.

Price Range of Common Stock.

Our common stock is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “EQPI.OB”. There is a very limited trading market for our stock. The following table sets forth for the periods indicated the high and low prices per share traded for our common stock as reported on the OTCBB.  The high and low prices per share traded for our common stock as reported on the OTCBB on March 14, 2011, the last day there were any trades prior to the approval of the transaction, were, $0.45 and $0.45, respectively, on which day there was 6,000 shares traded. On March 16, 2011 there were 27,613,019 shares of Common Stock outstanding held by approximately 413 holders of record.  The quotations shown below represent prices among dealers of the Common Stock and do not include retail mark-ups, mark-downs, or commissions, and do not necessarily represent actual transactions.

Period Ended	High	Low
2008 (Quarterly)
September 30	$0.20	$0.05
December 31	$0.07	$0.01

2009 (Quarterly)
March 31	$0.05	$0.01
June 30	$0.06	$0.02
September 30	$0.12	$0.061
December 31	$0.25	$0.05

2010 (Quarterly)
March 31	$0.35	$0.18
June 30	$0.35	$0.06
September 30	$0.50	$0.15
December 31	$0.72	$0.45

2011 (Monthly)
January 31	$0.72	$0.50
February 28	$0.50	$0.29
March (through March 16 )	$0.45	$0.33

Prior Stock Purchases by the Company.  The Company has not purchased any shares of its Common Stock during the past two years.

Dividends.  The Company has not paid dividends on the Common Stock during the last two years, and has no plans to pay dividends on the Common Stock in the foreseeable future.

Interests of Certain Persons in Matters to be Acted Upon.  Certain directors and officers of the Company have an interest in the equity securities of the Company (see the sections of this Proxy Statement entitled “Fairness of the Transaction – Potential Conflicts of Interest” and  "Security Ownership of Certain Beneficial Owners and Management").  The Reverse Stock Split shall affect the stockholders of the Company only in accordance with the numbers of Common Stock held by them and will not be affected by the insider status of any stockholders.  The directors and executive officers receive no extra or special benefit not shared on a pro rata basis by all the other holders of the Common Stock, except that, by deregistering the Common Stock under the Exchange Act  subsequent to the consummation of the Reverse Stock Split, the Company will no longer be prohibited, pursuant to Section 402 of SOX, from making personal loans to the Company's directors or executive officers, the officers will no longer have to make personal certifications under Section 404 of SOX and the “short swing profit” rules under Section 16 of the Exchange Act will no longer apply.  The Company does not have a present intention of making personal loans to its directors and officers, and the ability to make such loans was not a reason considered by the Company or the Board of Directors in evaluating the benefits of the Reverse Stock Split.  If the Reverse Stock Split is implemented, neither the directors and officers of the Company nor the Continuing Stockholders will benefit by any material increase in their percentage ownership of the Common Stock or in the net book value of their holdings.

Sources of Funds and Expenses.  Based on estimates of record ownership of the Common Stock, the number of shares of Common Stock outstanding, and other information as of March 16, 2011, and assuming that approximately 100,000 shares, of which approximately 37,800 are held by record stockholders, will be cashed out pursuant to the Reverse Stock Split, the Company estimates that the total funds required to consummate the Reverse Stock Split will be approximately $140,000, of which $ 56,000 will be used to pay the cash consideration to Cashed-Out Stockholders and $84,000 will be used to pay the following transactional costs:

Legal fees:	$40,000
Transfer agent fees;	$5,000
Printing costs:	$3,000
Accounting fees:	$2,500
Fairness opinion	$30,000
Other	$3,500
Total:	$84,000

The Company intends to fund the foregoing costs of the Reverse Stock Split using cash on hand.  The Company does not have any alternative financing arrangements or alternative financing plans; however, the Company believes that the likelihood that the Company will have sufficient cash on hand to pay the consideration to the Cashed-Out stockholders and the costs of the Reverse Stock Split.

Articles of Amendment.  The form of the proposed amendment to effect the Reverse Stock Split, which will be filed with the Secretary of State for the State of Nevada is attached as Appendix 2 hereto.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about each of the members of the Board of Directors and each executive officer:

Name	Age	Position with Company	Director/ Officer Since
Peter Wang	56	Chairman, President and acting Chief Financial Officer	2007
Rong Shi	36	Director	2010
Chris Chen	39	Director	2010

Mr. Peter Wang has been the Chairman of the board of directors and President since the inception of Usunco in April 2006, and acting Chief Financial Officer since February 2010. He has more than 20 years of experience in technology and service area with strong background in research and development, operations and corporate management. Mr. Wang successfully co-founded a telecom venture in China, Unitech Telecom (now named UTStarcom, NASDAQ: UTSI) in 1990 and was the Executive Vice President until August 30, 1995. From August 1995 to December 2000, Mr. Wang was the Chairman and CEO of World Communication Group.  From December 2000 to 2009, Mr. Wang was Chairman and CEO of China Quantum Communication Limited (later changed to Techedge, Inc. and then to China Biopharma, Inc.)  Before forming his own companies, Mr. Wang worked at AT&T Bell Labs during 1987-1990 and Racal-Milgo Information System during 1983-1987.  Mr. Wang was also a co-chairman of Business Advisory Council of the National Republican Congressional Committee during the period 1994-1995. In 2004, Mr. Wang received Outstanding 50 Asian Americans in Business Award. Mr. Wang earned his BS in Math & Computer Science and MS in Electrical Engineering from University of Illinois in 1983, as well as MBA in Marketing from Southeast-Nova University in 1986. We believe Mr. Wang’s qualifications to serve on our Board of Directors include his intimate knowledge of our operations as a result of his day to day leadership as our President.

Mr. Rong Shi has been Chairman and founder of Zhejiang Shengte Investment Co., Ltd. since August 2004. Mr. Shi founded and worked as General Manager of Zhejiang Bokai Auto A/C Compressor Co., Ltd. between March 2003 and October 2005. He was member of Oversight Committee of Rongda Trading Company during 2005 and 2006. Mr. Shi earned his MBA degree from Macao University of Science and Technology in 2003 and his BA degree from Shaoxin Liberal Arts College in 1997. We believe Mr. Shi’s qualifications to serve on our Board of Directors include his knowledge of compliance matters as evidenced by his Certificate for Sarbanes Oxley Training Program from Shanghai Financing University and Certificate for Compliance Officer for Public Company from China Stock Exchanges.

Mr. Chris Chen has been the General Manager of Manheim China, since February of 2007, where he manages Manheim’s overall business operation in China. From April 2005 to January of 2007, Mr. Chen worked as Principal, Director, and Marketing Manager of SAP AG for its global business operations in Germany, Singapore, and Canada, from January, 2001 to August, 2003, as a Project Manager of IBM Global Service in Canada, and from 1995 to 1999, as a Sales Industry Manager of Oracle Corporation, in China. Mr. Chen earned his MBA from INSEAD in France in 2004 and MS in Software Engineering from McMaster University in Canada in 2001, as well as his Bachelor of Engineering from Jiaotong University in China in 1992. We believe Mr. Chen’s qualifications to serve on our Board of Directors include his knowledge and expertise in the global and Chinese market for mechanical and computer engineering.

All directors are elected to annual terms by the holders of common stock.  All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the Board.

There are no family relationships (whether by blood, marriage or adoption) among the Zhongchai directors or executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of March 16, 2011 the beneficial ownership of our Common Stock by (a) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our Common Stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group. As of March 16, 2011, we had 27,613,019 issued and outstanding shares of Common Stock.

Name and Address of Beneficial Owner(s)	Amount and Nature of Beneficial Ownership (1)	Percentage of Ownership
Sinoquest Management Ltd. (2) 224 Tianmushan Road, Zhongrong Chengshi Huayuan 5-1-602, Hangzhou, 310007 P.R.C.	4,120,990	14.92%

Peter Wang – Chairman & President (2) 224 Tianmushan Road, Zhongrong Chengshi Huayuan 5-1-602, Hangzhou, 310007 P.R.C.	1,957,470	7.09%

Rong Shi – Director (3) 224 Tianmushan Road, Zhongrong Chengshi Huayuan 5-1-602, Hangzhou, 310007 P.R.C.	200,000	*

Chris X. Chen - Director 224 Tianmushan Road, Zhongrong Chengshi Huayuan 5-1-602, Hangzhou, 310007 P.R.C.	–	–

Jason Zhongyuan Lu 10510 Hillsboro Road Santa Ana, CA 92705 U.S.A.	1,553,634	5.63%

Ruihua International Ltd. (3) 11/F Front Block, Hang Lok Building, 130 Wing Lok Street, Sheung Wan, Hong Kong	17,431,104	63.13%

All Directors and Executive Officers as a Group (3 persons) (4)	1,957,470,	7.09%

* Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which include holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(2)	Peter Wang has a 47.5% beneficial ownership in Sinoquest Management Limited. Mr. Wang has the dispositive and voting authority over the shares held by Sinoquest Management Limited.

(3)	Represents the vested portion of an option granted to Mr. Shi on July 7, 2010 for an aggregate of 500,000 shares, exercisable at $.20 per share.

(3)
The officer and director of Ruihua International Limited ("Ruihua") who has the right to vote and dispose of the shares is Mr. Yang Yong Hu.  The foregoing information is derived from an amended 13D filed by Ruihua with the SEC on August 4, 2009.

(4)	Consists of Peter Wang, Rong Si and Chris X. Chen.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Stock Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act.  We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us.  Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any of our interested stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to 224 Tianmushan  Road Zhongrong Chengshi Huayuan 5-1-602, Hangzhou, P.R. China 310007.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters.

You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

HOUSEHOLDING

We will be “householding” this Proxy Statement. This means that only one copy of this Proxy Statement will be sent to you and the other stockholders who share your address unless we have received contrary instructions from one or more of those stockholders.  Householding is designed to reduce the volume of duplicate information that stockholders receive and reduce our printing and mailing expenses.

If your household has received only one copy of this notice, and you would prefer to receive separate copies of this document, either now or in the future, please call us at 904-418-9133 or write to us at Zhongchai Machinery, Inc., 224 Tianmushan  Road, Zhongrong Chengshi  Huayuan 5-1-602, Hangzhou, P.R. China 310007, Attention: Corporate Secretary. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In accordance with current SEC rules, if our Exchange Act registration is not terminated in connection with the Reverse Stock Split, any stockholder wishing to submit a proposal for inclusion in the Company’s Proxy Materials must submit the proposal or nomination to us at Zhongchai Machinery, Inc., 224 Tianmushan  Road, Zhongrong Chengshi  Huayuan 5-1-602, Hangzhou, P.R. China 310007, Attention: Corporate Secretary.  If the Company does not proceed with the withdrawal of the registration under the securities laws, it will announce the date of its annual meeting in accordance with applicable SEC regulation.

Our by-laws contain provisions intended to promote the efficient functioning of our stockholder meetings. Some of the provisions describe our right to determine the time, place and conduct of stockholder meetings and to require advance notice by mail or delivery to us of stockholder proposals or director nominations for stockholder meetings.

Under the by-laws, stockholders must provide us with at least 120 days notice of business the stockholder proposes for consideration at the meeting and persons the stockholder intends to nominate for election as directors at the meeting. Stockholder proposals must include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the stockholder making the proposal and disclosure of that stockholder’s number of shares of common stock owned, length of ownership of the shares, representation that the stockholder will continue to own the shares through the stockholder meeting, intention to appear in person or proxy at the stockholder meeting and material interest, if any, in the matter being proposed. Stockholder nominations for persons to be elected as directors must include the name and address of the stockholder making the nomination, a representation that the stockholder owns shares of common stock entitled to vote at the stockholder meeting, a description of all arrangements between the stockholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person nominated.

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the special meeting, and, so far as is known, no matters are to be brought before the special meeting except as specified in the Notice of the Special Meeting.  As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

We have not authorized anyone to give any information or make any representation about the Reverse Stock Split or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC.  If anyone does give you different or additional information, you should not rely on it.

Appendix 1
Dissenters Rights

EXHIBIT A TO PROXY STATEMENT

NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

1.
Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.	Without discounting for lack of marketability or minority status.

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

1.           Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.           Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

1.           Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)           Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1)           If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)           If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)           Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c)           Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

(d)           Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e)           Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f)           Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2.           A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

3.           From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares.  This subsection does to apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

1.           There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a)           A covered security under section 18(b)(1)(A) or (B) or the Securities Act of 1933, 15 U.S.C. Section 77r(b)(1)(A) or (B), as amended;

(b)           Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial stockholders owning more than 10 percent of such shares; or

(c)           Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2.           The applicability of subsection 1 must be determined as of:

(a)           The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b)           The day before the effective date of such corporate action if there is no meeting of stockholders.

3.           Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set fourth in subsection 1 at the time the corporate action becomes effective.

4.           There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.           There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

1.           A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.           A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

(a)           Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b)           Does so with respect to all shares of which he is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

1.           If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.           If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

1.           If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a)           Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder intent to demand payment for his shares if the proposed action is effectuated; and

(b)           Must not vote, or cause permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.           If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.           A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

1.           The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

2.           The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a)           State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)           Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)           Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)           Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)           Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

1.           A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a)           Demand payment;

(b)           Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c)           Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.           If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.           Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.           A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.           The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

1.           The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460  PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

1.           Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)           Of the county where the corporation's registered office is located;

(b)           If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c)           At the election of any dissenter residing or having its principal registered office this State, of the county where the dissenter resides or has its principal or registered office. The court shall dispose of the complaint promptly.

2.           The payment must be accompanied by:

(a)           The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b)           A statement of the subject corporation’s estimate of the fair value of the shares; and

(c)           A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

1.           A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.           To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a)           Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b)           Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460

(c)           That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480

(d)           That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e)           That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer in full satisfaction of the stockholder’s demand.

3.           Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.           Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

1.           A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.           A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

1.           If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.           A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this Sate. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the count in which the corporation’s registered office is located.

3.           The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.           The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.           Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)           For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)           For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

1.           The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.           The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)           Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)           Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.           If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.           In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.           To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed, and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.           This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.60 or NRS 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Appendix 2
Certificate of Incorporation

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4520
(775) 684-7708
Website:  www.nvsos.com

Certificate of Amendment (PURUSANTU TO NRS 78.385 and 78.390)

USE BLANK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.   Name of corporation:   Zhongchai Machinery, Inc.

2.   The articles have been amended as follows (provide article numbers, if available):

Article Fifth – Effective as of the filing date of this amendment, each 120 shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock. No fractional shares shall be issued as a result thereof. In lieu of issuing fractional shares, any fractional share resulting from the combination shall be cashed out, and thereafter and that instead of issuing fractional shares to such stockholders, the Corporation  shall pay an amount in cash equal to $0.56 per share of Common Stock held by such stockholders immediately before this amendment becomes effective. The number of authorized shares will not change as a result of this action.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 17,431,104  shares of voting stock representing 63.13% of the outstanding voting power of the corporation approved this amendment by written consent in  lieu of a meeting on March 18, 2011.

4.   Effective date of filing (optional):  __________________________________________.
(must not be later than 30 days after the effective date)

5.   Officer Signature (required): __________________________________________
Peter Wang, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Appendix 2

Appendix 3
Fairness Opinion

30262 Crown Valley Parkway, Suite B500
Laguna Niguel, CA 92677
(949) 297-4094
Fax: (949) 315-3443

March 17, 2011

Board Members:

The Mentor Group, Inc. ("TMG") has been retained by the Board of Directors of Zhongchai Machinery, Inc., ("ZMI" or the "Company") a Nevada corporation, to issue a fairness opinion (the "Opinion") for the purchase of certain common shares (herein collectively referred to as "Acquired Shares") from certain common shareholders. TMG understands that ZMI will purchase the Acquired Shares from current shareholders (the "Transaction"). The Opinion is issued based upon whether the Transaction is fair to the shareholders of ZMI whose common shares are being purchased from a financial point of view only.

The Opinion has been directed to the Board of Directors of ZMI and addresses only the fairness of the Transaction from a financial point of view. It does not address the underlying business decision to proceed with the Transaction and does not constitute a recommendation to any shareholder. The Opinion is based on analyses which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

We have reviewed the proposed transaction as presented to TMG on March 11, 2011. The following is a brief description of the proposed transaction and the consideration paid, as we understand it:

1. The Company would effect a reverse stock split of its outstanding common stock, at the rate of 120 old shares into one new share ("Reverse Stock Split").

2. The Reverse Stock Split will not preserve fractional shares. The Company would pay cash consideration of $0.56 per share for the fractional shares resulting from the Reverse Stock Split, based on the number of shares immediately outstanding prior to the Reverse Stock Split. (For example: if a shareholder held 100 shares, which was turned into a fractional interest, then the Company would pay $0.56 per share times 100, and the shareholder would no longer be a shareholder of the Company).

3. Shareholders owning 120 common shares or more would be continuing shareholders.

1

Zhongchai Machinery, Inc. The Mentor Group, Inc.
September 28. 2010

Appendix 3

You requested that TMG only render a fairness opinion as to the Transaction that purchases the Acquired Shares from fractional shareholders for a cash consideration price of $0.56 per common share. As mentioned, the Opinion does not address the Company's underlying business decisions to effect the Transaction. Furthermore, the Opinion does not address the Company's underlying business decisions to effect the Reverse Stock Split. TMG has not been requested to, and did not solicit third party indications of interest in becoming a purchaser of the Acquired Shares. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to purchasing the Acquired Shares. In addition, at your request, we have not negotiated the Reverse Stock Split or advised you with respect to alternatives to completing the Reverse Stock Split. We are not rendering any opinion relating to the Company's decision to move forward with the Reverse Stock Split.

In connection with this Opinion, TMG made such reviews, analyses and inquires as we deemed necessary and appropriate under the circumstances. The scope of TMG work included, but was not limited to, the following:

1. A review of the information relating to the Transaction provided to TMG on March 11, 2011;

2. A review of the financial projections of ZMI presented to TMG by management of ZMI;

3. A review of the financial statements of ZMI dated December 31, 2006 through December 31, 2010;

4. Discussions with Peter Wang of ZMI to discuss operations, financial conditions, future prospects and projected operations and performance of ZMI;

5. A review of certain other publicly available financial data for certain companies that TMG deems reasonably comparable to ZMI;

6. A review of Company presentation material provided by the management of AMI:

7. A review of the capitalization table of ZMI provided by the management of ZMI; and,

8. Conducted such other financial studies, analyses, inquires, and considered other information as TMG deemed appropriate.

We have relied upon and assumed, without independent verification or assumption of responsibility with respect to, that the financial information provided to TMG has been reasonably prepared and reflects the best currently available information of the financial results and conditions of ZMI. In preparing this Opinion, we assumed and relied on, with your express permission, the truth, accuracy and completeness of all information supplied or otherwise, including, without limitation, any financial information, forecasts or projections, made available to us, discussed with or reviewed by or for us, or publicly available. Also, it is assumed that there has been no material change in the assets, financial condition, business or prospects of ZMI since the date of the most recent financial statements made available to TMG, which were December 31, 2010.

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Zhongchai Machinery, Inc. The Mentor Group, Inc.
March 15, 2011

Appendix 3

The preparation of the Opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to particular circumstances. Furthermore, TMG did not attribute any particular weight to any analysis or factor considered by it, but rather made judgments as to the significance and relevance of each analysis or factor. In its analyses, TMG made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ZMI. Estimates contained in the TMG analyses are not necessarily indicative of actual values or predictive of future results or values. In addition, analyses relating to the Acquired Shares do not purport to be an appraisal or to reflect the price at which the Acquired Shares might actually be sold.

TMG has not made any specific physical inspections of any businesses involved in this Transaction, but did estimate that value of the ZMI based upon the projections provided by the management of ZMI. Our opinion is necessarily based on business, economic, market, and other conditions as they existed and can be evaluated by TMG at the date of this letter.

Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed Reverse Stock Split or Transaction provided shareholders are requested to render such a vote. TMG has not expressed an opinion as to the price at which the Acquired Shares or any other common share of ZMI might sell for in the future.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The current Board of Directors of ZMI alone contracted for and is the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG's prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

<u>Financial Analysis</u>

I. Discounted Cash Flow Method

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Zhongchai Machinery, Inc. The Mentor Group, Inc.
March 15, 2011

/font>

Appendix 3

Appendix 3

Appendix 3

Appendix 3

We employed a Monte Carlo simulation model that utilized a range of the above referenced multiples. This model takes into consideration 10,000 iterations for the combinations of the valuation multiples. We applied the range of valuation multiples to the 2011 projected operating results to compute the estimated equity value. The range for the valuation multiples considered is as follows:

Fairness Analysis

The Opinion takes into consideration the equity per share value of the ZMI Acquired Shares. In assessing the fairness of the Transaction from a financial point of view, TMG considered the estimated equity value of ZMI using the projected revenue and cash flows from ZMI and the market multiples paid for similar companies.

Based on the foregoing, and in reliance thereon, it is TMG's opinion that the Transaction is fair to the shareholders of the Acquired Shares from a financial point of view.

Respectfully submitted,

The Mentor Group, Inc.

THE MENTOR GROUP, INC.

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Zhongchai Machinery, Inc. The Mentor Group, Inc.
March 15, 2011

Appendix 3

Appendix 4
Projections

INCOME STATEMENT

	2010	2011E	2012E	2013E
Sales	$ 10,983,800	$ 18,562,622	$ 27,658,307	$ 38,998,213
Cost of sales	$ 8,359,486	$ 14,339,625	$ 20,796,281	$ 29,775,135
Gross profit	$ 2,624,314	$ 4,222,997	$ 6,862,026	$ 9,223,077
Operating expenses				
Selling, general & administrative	$ 1,287,359	$ 1,479,607	$ 2,448,624	$ 3,869,150
Income (loss) from operations	$ 1,336,955	$ 2,743,390	$ 4,413,402	$ 5,353,927
Other income (expenses):				
Interest income (expense), net	$ -82,096	$ -150,000	$ -150,000	$ -150,000
Depreciation & Amortization		$ 301,756	$ 1,105,688	$ 1,295,119
Other income, net	$ 345,867	$ 350,000	$ 380,000	$ 400,000
Total other income	$ 263,771	$ 200,000	$ 230,000	$ 250,000
Income before provision form income taxes	$ 1,600,726	$ 2,943,390	$ 4,643,402	$ 5,603,927
Provision for income taxes	$ 264,418	$ 434,008	$ 1,140,850	$ 1,400,982
Net incomes	$ 1,336,308	$ 2,509,382	$ 3,502,552	$ 4,202,945
Less: net income attributable to noncontrolling interest	$ 263,903			
Net income attributable to Zhongchai machinery, Inc.	$ 1,072,405	$ 2,509,382	$ 3,502,552	$ 4,202,945
Other comprehensice income (loss)				
Foreign currency transaction adjustment	$ -53,828			
Comprehensive income	$ 1,018,577	$ 2,509,382	$ 3,502,552	$ 4,202,945
Earmings Per commonon share	$ 0.04	$ 0.09	$ 0.13	$ 0.15
# of common share outstanding	27,613,019	27,613,019	27,613,019	27,613,019

Appendix 4

ZHONGCHAI MACHINERY, INC.

PROXY

SPEICAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY __, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 ZHONGCHAI MACHINERY, INC.

The undersigned hereby appoints PETER WANG as Proxy, with full power of substitution, and hereby authorizes him to vote, as designated below, all shares (unless a lesser number is specified on the other side) of common stock, par value $.001 per share of Zhongchai Machinery, Inc. (the “Company”) at the special meeting of stockholders of the Company to be held on May __, 2011, or any adjournments or postponements thereof, on any matters that may properly come before the meeting, including all matters described in the Notice of Special Meeting of Shareholders and Proxy Statement dated May __, 2011, subject to any directions noted on the reverse side of this card.  If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxy holders will vote for election of a substitute nominee proposed by management.

1. To approve the approve a reverse split of the outstanding common stock of the company, at the rate of one share into 1/120th of one share, with a cash payment for fractional shares of holders of less than one share, and a rounding up of fractional shares of holders with one or more shares after the reverse split.

☐ FOR   ☐ AGAINST   ☐ABSTAIN

The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted “FOR” the Proposal 1 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED FOR THIS PURPOSE.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

______________________________________

Date: ____________________, 2011

Signature: _____________________________________________________

Signature if held jointly: ___________________________________________

Note:  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CONSENT OF THE MENTOR GROUP

We hereby consent to the use in the Proxy Statement on Schedule 14A of Zhongchai Machinery, Inc. of our opinion dated March 17, 2011 appearing as Appendix 3 to such Schedule 14C, and to the description of such opinion and to the references to our name contained therein.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Schedule 14A within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

THE MENTOR GROUP
/s/ The Mentor Group, Inc.
	By:	Brad M. Cashion
	Name:	Brad M. Cashion
	Title:	Managing Director

Laguna Niguel, California May 6, 2011